SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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HERBALIFE NUTRITION LTD.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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# 2020
# Proxy
Statement

HERBALIFE24

HERBALIFE NUTRITION

Herbalife Nutrition Ltd. 2020 Proxy Statement

Annual General Meeting of Shareholders

Our 2020 Annual General Meeting of Shareholders

will be held on Wednesday, April 29, 2020 at 8:30 a.m., Pacific Daylight Time, at:

800 W. Olympic Blvd., Suite 406

Los Angeles, CA 90015

Admission requirements

See Part 1 – “Information concerning solicitation and voting” for details on admission requirements to attend the Annual General Meeting.

Proxy voting options

Your vote is important!

All shareholders are cordially invited to attend the Annual General Meeting in person. However, in order to assure your representation at the Annual General Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form.

Proxies submitted by mail, the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 28, 2020.

Vote by Internet

www.envisionreports.com/HLF

24 hours a day / 7 days a week

Instructions:

1.	Go to: www.envisionreports.com/HLF.

2.	Follow the steps outlined on the secure website.

Vote by telephone

1.800.652.VOTE (8683) via touch tone phone

toll-free within the USA, US territories & Canada 24 hours a day / 7 days a week

Outside the USA, US territories & Canada, call 1.781.575.2300 via a touch tone phone. Standard rates will apply.

Instructions:

1.	Call toll-free 1.800.652.VOTE (8683) within the USA, US territories & Canada. Outside the USA, US territories & Canada, call 1.781.575.2300.

2.	Follow the instructions provided by the recorded message.

Herbalife Nutrition Ltd.

Notice of Annual General Meeting of Shareholders

Date:	Wednesday, April 29, 2020

Time:	8:30 a.m., Pacific Daylight Time

Place:	800 W. Olympic Blvd., Suite 406 Los Angeles, CA 90015

Record date:	March 2, 2020

Proxy voting:

All shareholders are cordially invited to attend the Annual General Meeting in person. See Part 1 —  “Information concerning solicitation and voting” for details on admission requirements to attend the Annual General Meeting.

However, to assure your representation at the Annual General Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form provided to you.

Items of business:

1. Elect the 13 directors named in the Proxy Statement to the Board of Directors to serve until the 2021 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified;

2. Approve, on an advisory basis, the compensation of the Company’s named executive officers;

3. Approve, as a special resolution, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Articles”) to eliminate the casting vote;

4. Approve, as a special resolution, an amendment to the Articles to require the approval of two-thirds of the members of the Board of Directors then in office to amend the Company’s Principles of Corporate Governance to make any changes to the responsibilities of the Chairman of the Board or the Lead Director as set forth therein; and

5. Ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2020.

Shareholders will also act upon such other matters as may properly come before the Annual General Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on March 2, 2020 are entitled to notice of, and to vote at, the Annual General Meeting and any subsequent adjournment(s) or postponement(s) thereof.

Availability of Materials:	The Proxy Statement and Annual Report to Shareholders are available at http://www.envisionreports.com/HLF.

NOTICE IS HEREBY GIVEN that the 2020 Annual General Meeting of Shareholders of Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability, or the Company, will be held on Wednesday, April 29, 2020 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015.

Sincerely,

HENRY C. WANG

General Counsel and Corporate Secretary

Los Angeles, California

March 16, 2020

We are actively monitoring the public health and travel safety concerns relating to the coronavirus (COVID-19) and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In the event it is not possible or advisable to hold our Annual General Meeting as currently planned, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material. If you are planning to attend our Annual General Meeting, please check our website the week of the meeting. As always, we encourage you to vote your shares prior to the Annual General Meeting.

Proxy summary

This summary highlights information contained elsewhere in this Proxy Statement. You should carefully read this Proxy Statement in its entirety prior to voting on the proposals listed below and outlined herein. This Proxy Statement is dated March 16, 2020 and is first being made available to shareholders of Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability, or the Company, on or about March 18, 2020. A Notice Regarding Internet Availability of Proxy Materials for the 2020 Annual General Meeting of Shareholders, or the Meeting, was mailed to shareholders of the Company on or about March 18, 2020.

Annual General Meeting of Shareholders

Date:	Wednesday, April 29, 2020

Time:	8:30 a.m., Pacific Daylight Time

Place:	800 W. Olympic Blvd., Suite 406 Los Angeles, CA 90015

Record date:	March 2, 2020

Voting:	Shareholders as of the record date are entitled to vote.

Admission to Meeting: Proof of share ownership will be required to enter the Meeting. See Part 1 – “Information concerning solicitation and voting” for details on admission requirements to enter the Meeting.

Meeting agenda

1.	Elect the 13 directors named in the Proxy Statement to the Board of Directors to serve until the 2021 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified;

2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers;

3.	Approve, as a special resolution, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Articles”) to eliminate the casting vote;

4.	Approve, as a special resolution, an amendment to the Articles to require the approval of two-thirds of the members of the Board of Directors then in office to amend the Company’s Principles of Corporate Governance to make any changes to the responsibilities of the Chairman of the Board or the Lead Director as set forth therein; and

5.	Ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2020.

Shareholders will also act upon such other matters as may properly come before the Meeting.

Proxy summary

Proxy Statement table of contents

Part 1. Our annual general meeting of shareholders

Information concerning solicitation and voting	1

Part 2. Corporate governance

Director independence	4

Board meetings and attendance	5

Board leadership	5

The Board’s role in risk oversight	5

Compensation risk assessment	6

Environmental and social	6

2019 Director compensation	9

Stock ownership guidelines	11

Shareholder outreach	11

Shareholder communications with the board of directors	11

Committees of the board	11

Compensation committee interlocks and insider participation	13

Part 3. Proposals to be voted on at the meeting

Proposal 1: The election of directors	14

Proposal 2: Approve, on an advisory basis, the compensation of the Company’s named executive officers	23

Proposal 3: Approve, as a special resolution, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to eliminate the casting vote	24

Proposal 4: Approve, as a special resolution, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to require the approval of two-thirds of the members of the Board of Directors then in office to amend the Company’s Principles of Corporate Governance to make any changes to the responsibilities of the Chairman of the Board or the Lead Director as set forth therein	25

Proposal 5: Ratification of the appointment of independent registered public accounting firm	26

Audit committee report	26

Fees to independent registered public accounting firm for fiscal years 2019 and 2018	27

Pre-approval policy	27

Part 4. Executive compensation

Compensation discussion and analysis	28

Executive summary of our compensation program	28

Table of Contents	i

Part 5. Security ownership of certain beneficial owners and management

Beneficial ownership	59

Part 6. Certain relationships and related transactions

Ongoing related party transactions	62

Other transactions	63

ii	Table of Contents

Part 1	Our annual general meeting of shareholders

Information concerning solicitation and voting

Place, time and date of meeting.    This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Meeting to be held on Wednesday, April 29, 2020 at 8:30 a.m., Pacific Daylight Time, and at any subsequent adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015. Our telephone number is (213) 745-0500.

Record date and voting securities.    Only shareholders of record at the close of business on March 2, 2020, or the Record Date, or duly authorized proxy holders of such shareholders of record, are entitled to notice of, and to vote at, the Meeting. The Company has one series of common shares, or Common Shares, outstanding. As of the Record Date, 147,701,213 Common Shares were issued and outstanding and held of record by 518 registered holders.

Voting.    Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum and determining the outcome of any matter submitted to the shareholders for a vote that requires the approval of a specified percentage of shares present and entitled to vote.

“Broker non-votes” are Common Shares held in “street name” through a broker or other nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions. Thus, if you do not give your broker or nominee specific instructions, your Common Shares may not be voted on certain matters. Common Shares that reflect “broker non-votes” are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, which is the case with all proposals to be considered at the Meeting other than proposal 5, those Common Shares will be treated as not present and not entitled to vote with respect to that matter, even though those Common Shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

Votes Required for Proposals and Board Recommendations.    The following table details information regarding the proposals to be voted on at the Annual Meeting, the Board’s recommendation on how to vote on each proposal, the votes required to approve each proposal and the effect of abstentions and broker non-votes.

Our annual general meeting of shareholders	1

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes

Item 1: Elect the 13 directors named in the Proxy Statement to the Board of Directors to serve until the 2021 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified

	For, Against or Abstain on each nominee	FOR each nominee	Majority of votes cast FOR with respect to each such nominee	No effect	No effect

Item 2: Approve, on an advisory basis, the compensation of the Company’s named executive officers	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy and entitled to vote	Treated as votes Against	No effect

Item 3: Approve, as a special resolution, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to eliminate the casting vote	For, Against or Abstain	FOR	66.67% of the shares represented in person or by proxy and entitled to vote	Treated as votes Against	No effect

Item 4: Approve, as a special resolution, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to require the approval of two-thirds of the members of the Board of Directors then in office to amend the Company’s Principles of Corporate Governance to make any changes to the responsibilities of the Chairman of the Board or the Lead Director as set forth therein

	For, Against or Abstain	FOR	66.67% of the shares represented in person or by proxy and entitled to vote	Treated as votes Against	No effect

Item 5: Ratify the appointment of Company’s independent registered public accounting firm for fiscal year 2020	For, Against or Abstain	FOR	Majority of shares represented in person or proxy and entitled to vote	Treated as votes Against	Brokers have discretion to vote

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, please take the time to vote. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form.

Revocability of proxies.    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either: (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date; (b) granting a subsequent proxy through the Internet or telephone; or (c) attending the Meeting and voting in person. However, please note that if you would like to vote at the Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

2	Our annual general meeting of shareholders

Proxy solicitation.    The Company bears the expense of printing and mailing proxy materials. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, facsimile or electronic mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

Meeting attendance.    Only shareholders of record and beneficial owners as of the Record Date, their authorized proxy holders, and invited guests of the Board of Directors may attend the Meeting.

If you are a shareholder of record, in order to be admitted to the Meeting, you will need to produce picture identification (such as a valid driver’s license or passport) and either a copy of a form of proxy card or a Notice showing your name and address. If you are a beneficial owner and you wish to vote in person at the Meeting, you will need to obtain a proxy from the shareholder of record. If you are a beneficial owner or other authorized proxy holder, in order to attend the Meeting, you will need both an admission ticket and picture identification (such as a valid driver’s license or passport). To obtain an admission ticket to the Meeting, please send your written request to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 or electronically by emailing corpsec@herbalife.com. Your request must be received on or before April 19, 2020 and include a copy of a form of proxy card or voting instruction form confirming your appointment as a proxy holder of a shareholder of record. In your request, please include the address where your admission ticket should be mailed to, and any special assistance needs. The Board requests that persons attending the Meeting observe a professional business dress code. The Company also does not permit the use of cameras or other recording devices at the Meeting.

We are actively monitoring the public health and travel safety concerns relating to the coronavirus (COVID-19) and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In the event it is not possible or advisable to hold our Meeting as currently planned, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material. If you are planning to attend our Meeting, please check our website the week of the Meeting. As always, we encourage you to vote your shares prior to the Meeting.

Meaning of shareholder of record.    You are a shareholder of record only if your name is recorded on the Company’s register of members. If your name is not recorded on the Company’s register of members, any shares you hold in the Company are held beneficially. In this case you may still be entitled to direct the holder of your shares as to who should be appointed as proxy in respect of those shares and/or how to vote those shares on your behalf.

Shareholders who have purchased their shares on an exchange may hold those shares through a depository, in which case they are beneficial shareholders and not shareholders of record. If you hold your shares in “street name,” you are not a shareholder of record.

If you wish to inquire as to whether or not you are a shareholder of record, please contact our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 or electronically by emailing corpsec@herbalife.com.

Additional information.    This Proxy Statement contains summaries of certain documents, but you are urged to read the documents yourself for complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under Part 7 — “Annual report, financial and additional information”.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on April 29, 2020. The Proxy Statement and Annual Report to Shareholders are available at http://www.envisionreports.com/HLF.

Our annual general meeting of shareholders	3

Part 2	Corporate governance

Director independence

Under the listing standards of the New York Stock Exchange, or the NYSE, a majority of the members of the Board must satisfy the NYSE criteria for “independence”. No director qualifies as independent under the NYSE listing standards unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

Our Board has affirmatively determined that all of the directors and director nominees, other than Dr. Agwunobi and Messrs. Johnson, Mendoza and Tartol, are independent, in accordance with Section 303A.02 of the NYSE listing standards. Additionally, Mr. Dunn, a former director, was independent throughout the period in 2019 that he served on the Board. The NYSE’s independence guidelines include a series of objective tests, such as the person is not an employee of the Company and has not engaged in various types of business dealings involving the Company that would prevent the person from being an independent director. The Board of Directors has affirmatively determined that none of the foregoing independent directors had any relationship with the Company that would compromise his or her independence from the Company.

The Board considered Dr. Carmona’s independence in light of the $50,000 in speaking fees he received from the Company in 2019, as disclosed in the subsection “2019 Director Compensation”. The Company leverages Dr. Carmona’s professional experience as the 17th Surgeon General of the United States to provide training and education to Herbalife Nutrition Members at various Company-sponsored sales events, such as Extravaganzas. After consideration of the foregoing and other relevant factors, the Board determined that the Company’s engagement of Dr. Carmona for these limited services did not present a conflict of interest nor compromise Dr. Carmona’s independence from the Company.

The Board also considered Ms. Paláu-Hernández’s independence in light of the approximately $1.07 million in fees paid by the Company in 2019 to Inter-Con Security Systems, Inc. (“Inter-Con”), a private security company wholly-owned by Ms. Paláu-Hernández’s husband, brother-in-law and sister-in-law, for security services. After consideration of relevant factors, including the Company’s termination of Inter-Con services made effective in January 2020, the Board determined that the Company’s prior engagement of Inter-Con did not present a conflict of interest nor compromise Ms. Paláu-Hernández’s independence from the Company.

The Board also considered the independence of the following five directors in light of the Second Amended and Restated Support Agreement, dated as of July 15, 2016 (the “Support Agreement”) among the Company, Carl C. Icahn and certain affiliated entities of Mr. Icahn (the “Icahn Parties”): Messrs. Christodoro, Gary, Graziano, Lynn and Nelson. Mr. Icahn and his affiliated entities beneficially own approximately 35,227,904 Common Shares, or 23.85% of the outstanding Common Shares, as of the Record Date, and in accordance with the Support Agreement, the Company notified the Icahn Parties that each of Messrs. Christodoro, Gary, Graziano, Lynn and Nelson would be nominated for election as a director at the Meeting. After consideration of the foregoing and other relevant factors, the Board determined that Messrs. Christodoro, Gary, Graziano, Lynn and Nelson have no material relationship with the Company and are independent from the Company.

Dr. Agwunobi and Mr. Johnson are not deemed independent because they are employed by the Company.

Messrs. Mendoza and Tartol are not deemed independent because they are distributors of Herbalife Nutrition products, also referred to as Herbalife Nutrition Members. Although neither are employees of the Company, they are not deemed independent because of their income levels as top distributors of Herbalife products, as disclosed in the subsection “2019 Director Compensation”.

4	Corporate governance

Board meetings and attendance

During the fiscal year ended December 31, 2019, the Board of Directors held six meetings, including four regular meetings and two special meetings. All regular meetings included executive sessions without the presence of management. These executive sessions were led by the Lead Director. Additionally, executive sessions with only independent directors were held from time to time as required or determined to be necessary.

Each of our directors attended at least 75% of the aggregate of all Board and applicable committee meetings held during the period that he or she served as a director.

Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders of the Company, the Board of Directors and committees of which he or she is a member. All members of the Board of Directors then serving attended the Company’s 2019 annual general meeting of shareholders.

Board leadership

Mr. Johnson is the Chairman of the Board of Directors and the Chief Executive Officer of the Company, and serves as a key link between the Board and other members of management. As previously disclosed, Dr. Agwunobi will assume the role of CEO of the Company effective March 30, 2020, and upon election to the Board, the role of Chairman of the Board. The Board believes having a board leadership structure featuring an executive as Chairman with a separate Lead Director best serves the interests of the Company and its shareholders because the Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance.

In turn, the Lead Director is an independent director elected for a two-year term by the independent directors. The appointment is reconsidered biannually. The Lead Director chairs the Board meetings during all executive sessions and when the Chairman is unable to participate in Board meetings, and is a contact point for major shareholders and third parties who wish to contact the Board independently of the Chairman and CEO. Mr. Nelson was appointed to serve as Lead Director by the independent directors for a two-year term, effective July 22, 2019, when Mr. Dunn, the previous Lead Director, resigned from the Board. The responsibilities of the Lead Director include:

•	setting the agenda for and leading the regularly-held non-management and independent director sessions, and briefing the Chairman on any issues arising from those sessions;
•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the non-management and independent directors;

•	acting as the principal liaison to the Chairman for the views, and any concerns and issues of, the independent directors;

•	advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings;

•	being available for consultation and communication with major shareholders, as appropriate;

•	maintaining close contact with the chairperson of each standing committee; and

•	performing other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

The Board periodically reviews the structure of the Board and Company leadership as part of the succession planning process.

The Board’s role in risk oversight

The full Board of Directors has the ultimate responsibility for risk oversight regarding the Company. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value, support the achievement of strategic objectives and improve long-term organizational performance. The first aspect of the Board’s approach to risk oversight is to determine the appropriate level of risk for the Company generally, followed by an assessment of the specific risks the Company faces and the steps management is taking to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates those assessments, culminating in the development of a strategic plan that reflects the Board’s and management’s

Corporate governance	5

consensus as to appropriate levels of risk for specific aspects of the Company’s business and the appropriate measures to manage those risks. Additionally, the full Board of Directors participates in a periodic enterprise risk management assessment during its quarterly meetings. In this process, risk is assessed throughout the business with a focus on risks arising out of various aspects of the Company’s strategic plan and its implementation, including financial, legal, compliance, operational/strategic and compensation risks. The Board also assesses its role in risk oversight throughout the Company’s business. In addition to the discussion of risk with the full Board at least once a year, the independent directors discuss risk management during executive sessions without management present with the Lead Director presiding.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various Board committees also have responsibility for risk management in their respective focus areas. In particular, the audit committee focuses on financial risk, including internal controls, and assesses the Company’s risk profile with the Company’s internal auditors. The internal controls risk profile drives the internal audit plan for the coming year. At each quarterly meeting of the audit committee, management presents to the committee risks related to the Company’s cyber security, privacy and security matters. The audit committee also handles violations of the Company’s Code of Business Conduct and Ethics and related corporate policies. Finally, the compensation committee periodically reviews compensation practices and policies to confirm that they do not encourage excessive risk-taking. Management regularly reports on these risks to the relevant committee or the full Board, as appropriate, and additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or the relevant committee.

Compensation risk assessment

The Compensation Committee, with the assistance of Meridian, its compensation advisor, conducted a review of the Company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The key features of the executive compensation program that support this conclusion include: the balanced mix between fixed and variable compensation and short- and long-term incentives; the use of multiple performance measures within incentive plans; strong internal controls, including a code of business conduct and ethics policy; the use of stock ownership guidelines; and the existence of an anti-hedging policy.

Environmental and social

Environmental and Social Approach

Since 1980, Herbalife Nutrition has been on a mission to improve the nutritional habits around the world with nutrition products that help people achieve their nutrition goals. Our products are available exclusively through Herbalife Nutrition Members who provide comprehensive and personalized solutions to their customers’ nutrition and wellness goals.

Beyond these product solutions, our direct selling business model provides an attractive entrepreneurial opportunity for millions of individuals. By owning and operating their own business, Herbalife Nutrition Members have the ability to increase personal economic empowerment, which, in turn, helps to build stronger, vibrant communities.

Herbalife Nutrition is committed to operating its business in a socially responsible manner, incorporating social impact, environmental stewardship and transparent governance practices throughout its operations. We view our work in this critically important area as a journey and appreciate and strive for continuous improvement.

Corporate Social Responsibility, Philanthropy and Social Impact

The Company and the Herbalife Nutrition Foundation (HNF) are dedicated to improving the lives of communities around the world by providing healthy nutrition and nutrition education to children and communities in need.

While our social impact strategy prioritizes partnership and programs focused on nutrition, we support numerous leading organizations that focus on additional areas to improve and empower thriving communities.

Herbalife Nutrition has been recognized for significant contributions to supporting communities. In 2019, the Company received more than a dozen awards for our corporate social responsibility achievements and impact.

6	Corporate governance

Corporate Philanthropy

As a global nutrition company, Herbalife Nutrition is helping tackle global challenges including eradicating hunger through an initial $2 million investment in our Nutrition for Zero Hunger initiative. In partnership with leading global and regional nonprofit organizations, the program supports:

•	Increased access to healthy foods

•	Community development programs focused on sustainable food security

•	Nutrition education programs and resources

The program combines many different partnerships, activities and programs customized to regional market needs. Nutrition for Zero Hunger aligns with the United Nation’s Sustainable Development Goal #2 – Zero Hunger.

As a part of the Nutrition for Zero Hunger initiative, Herbalife Nutrition partners with more than 10 leading nonprofits including global organizations such as World Food Program USA, Feed the Children and The Hunger Project. Nutrition for Zero Hunger partners support more than 114 million people annually across 120 countries worldwide.

As a part of our corporate social responsibility strategy, Herbalife Nutrition supports leading organizations that promote health and wellness for underserved and vulnerable populations. For example, for more than 20 years we have supported various Red Cross organizations around the globe in helping them provide positive nutrition and other services to communities devasted by disaster. In the last five years the Company donated more than 1.1 million Protein Deluxe Bars, valued at $2 million, to 120 Red Cross blood donation centers in the U.S.

We also leverage the power of our diverse global community of employees and millions of Herbalife Nutrition Members and their customers. This community comes together during our annual “Global Month of Purpose,” in which we create opportunities for individuals to volunteer in underserved communities around the globe. In 2019, we donated more than 11,000 volunteer hours in communities around the globe with more than 1,800 participants.

For more than 35 years, Herbalife Nutrition has proudly supported Hispanic and Latino organizations that promote nutrition, health and wellbeing and empower opportunities. In 2019, the Company supported more than a dozen of these organizations, including UnidosUS and League of United Latin American Citizens (LULAC) national and regional chapters. In addition to financial donations, we support various programs including nutrition, health and fitness resources, mentoring, human rights, gender equity and advocacy as well as provide in-kind donations of nutrient-dense products.

Herbalife Nutrition is a member of LULAC’s national Women’s Commission to further drive discussions and actions to promote women’s empowerment and gender equity issues. We also demonstrate our commitment to advance Hispanic diversity and inclusion in the workplace as a member of the Hispanic Association on Corporate Responsibility (HACR) since 2014.

Herbalife Nutrition Foundation

Established in 1994, Herbalife Nutrition Foundation (HNF) supports over 170 community-based Casa Herbalife Nutrition partners around the globe that help bring good nutrition to socially vulnerable communities and aid to organizations focused on promoting access, education and empowerment of good nutrition and general wellness. In 2019, HNF granted $4.75 million to Casa Herbalife Nutrition partners, a 50% increase in grants from 2018.

Environmental Initiatives

As with our product quality philosophy, we view our environmental footprint through a product lifecycle lens that extends from seed to feed. This work is focused on responsible environmental stewardship, meeting the needs of both Herbalife Nutrition Members and their customers; as well as regulations around the world. Currently, we have numerous active environmentally sustainable projects around the globe.

Environmental Impact of Plant-Based Protein

Food requirements are expected to double by 2050 when the global population surpasses 9 billion. Protein requirements alone will increase 74 percent. With animal-based protein as a major contributor to greenhouse gas emissions, we believe it is imperative to provide convenient, affordable and sustainable sources of protein. The number-one ingredient in many of our products is plant-based protein derived from soy, including the majority of formulations of Formula 1, our flagship product.

This sustainable plant-based protein is grown and farmed with fewer environmental resources per acre than animal protein. Soy requires less land and water and emits less carbon than animal-based protein.

Operations

Within our manufacturing footprint, we have identified and continue to identify carbon emission and resource conservation projects, many of which deploy technology and/or operational efficiency initiatives.

•	We have utilized technology in our manufacturing operations that allows for significantly faster production than the industry standard, using less electricity and resources.

Corporate governance	7

•	We have expanded molding capacity with our plants to eliminate 1.3 million kilometers of shipments between manufacturing sites and avoid 1.25 metric tons of CO2 annually.

•	We have transitioned from paper to digital rule books which contain comprehensive guidelines, policies and codes of conduct for all Herbalife Nutrition Members in 39 countries. To date, we have saved 328 US tons of paper annually, equivalent to 26 acres of carbon-sequestering trees annually, and plan to eliminate paper rule books in 24 additional countries by the end of 2020.

•	We have eliminated 5.2 million plastic bags annually since 2018.

•	We have reduced cardboard used for shipping in EMEA, eliminating 12,500 kg of cardboard.

Packaging

We have also focused on reductions in single-use plastics and plastic bags in our product packaging and distribution. These reduce, reuse, recycle initiatives have yielded the following results:

Plastic Reduction in Formula 1 Canisters

•	1,400,000 kg of plastic removal since 2015

Canister Recycling Programs in Sales Centers

•	200,000 kg of plastic recycled since 2013

These efforts illustrate some regional pilot programs with demonstrated results. We intend to expand these programs across additional markets to further drive our global efforts for environmental stewardship.

The Company’s full Corporate Social Responsibility principles and programs are available at https://iamherbalifenutrition.com/who-we-are/corporate-social-responsibility/.

8	Corporate governance

2019 Director compensation

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2019.

Name	Fees earned or paid in cash ($)	Equity awards ($)(1)	All other compensation ($)		Total ($)
Dr. Richard Carmona	110,000	134,988	50,000	(3)	294,988
Jonathan Christodoro	120,000	134,988	—		254,988
Jeffrey T. Dunn(2)	80,600	159,987	—		240,587
Hunter C. Gary	110,000	134,988	—		244,988
Nicholas Graziano	110,000	134,988	—		244,988
Alan LeFevre	130,000	134,988	—		264,988
Jesse A. Lynn	120,000	134,988	—		254,988
Juan Miguel Mendoza	100,000	134,988	1,299,045	(4)	1,534,033
Michael Montelongo	129,400	134,988	—		264,388
James L. Nelson	151,000	159,950	—		310,950
Maria Otero	135,000	134,988	—		269,988
Margarita Paláu-Hernández	109,000	134,988	—		243,988
John Tartol	100,000	134,988	1,424,790	(5)	1,659,778

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation—Stock Compensation”. See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 regarding assumptions underlying the valuation of equity awards.

(2)	Mr. Dunn resigned from the Board effective July 22, 2019.

(3)	Amount represents fees for speaking at Herbalife Nutrition events.

(4)	Amount includes $90,000 in fees for speaking at Herbalife Nutrition events for Herbalife Nutrition Members. Additionally, unrelated to his service as a board member, amount also includes $1,209,045 in income earned as a top distributor of Herbalife Nutrition products. All Herbalife Nutrition Members, including Mr. Mendoza, are eligible to receive income under the Company’s Marketing Plan as a result of their activities as distributors of Herbalife Nutrition products.

(5)	Amount includes $22,500 in fees for speaking at Herbalife Nutrition events for Herbalife Nutrition Members. Additionally, unrelated to his service as a board member, amount also includes $1,402,290 in income earned as a top distributor of Herbalife Nutrition products. All Herbalife Nutrition Members, including Mr. Tartol, are eligible to receive income under the Company’s Marketing Plan as a result of their activities as distributors of Herbalife Nutrition products.

Each non-management director receives annual fees for service on the Board and Committees as follows:

Board service	$100,000 per year

Audit Committee service	Member - $10,000 per year Chair - $20,000 per year

Compensation Committee service	Member - $10,000 per year Chair - $15,000 per year

Nominating and Corporate Governance Committee service	Member - $10,000 per year Chair - $15,000 per year

Implementation Oversight Committee service	Member $10,000 per year Chair - $20,000 per year

*	Chairpersons receive chair fees in addition to member fees. For example, the chair of the audit committee receives an aggregate fee of $30,000 for his services on the committee.

The Lead Director receives an annual fee of $25,000 per year for additional services provided in that capacity.

Corporate governance	9

Cash fees with respect to Board or committee membership or service as the Lead Director or a committee chair are paid ratably assuming 12 consecutive months of service from the date the particular membership or service commences. Non-management directors also receive an annual equity grant pursuant to the Herbalife Ltd. 2014 Stock Incentive Plan, as it may be amended from time to time, in the form of restricted stock units, or RSUs, with a grant date fair value of $135,000 (rounded down to the nearest whole unit) that vest annually. The 2019 RSU grants vest on April 15, 2020. The Lead Director also receives an equity grant, or the Lead

Director Equity Grant, in the form of RSUs with a grant date fair value of $25,000 (rounded down to the nearest whole unit) per each year of his two-year term, which vests annually the following year. The Lead Director Equity Grant made in 2019 to Mr. Nelson will vest on April 15, 2020.

The compensation disclosed in the 2019 Director Compensation table for Mr. Tartol and Mr. Mendoza include their respective earnings as top distributors of Herbalife Nutrition Products under the Company’s Marketing Plan.

The table below summarizes the equity-based awards held by non-management directors who served on the Company’s Board of Directors in 2019, as of December 31, 2019.

Name	Options/Stock Appreciation Rights				Stock Unit Awards
	Number of securities underlying unexercised options/SARs (#) exercisable	Number of securities underlying unexercised options/SARs (#) unexercisable	Exercise price ($)	Expiration date	Number of Shares or units of stock that have not vested (#)	Market value of Shares or units of stock that have not vested(1) ($)
Dr. Richard Carmona	9,052	—	39.79	12/19/2020	—	—
	—	—	—	—	2,689	128,185
Jonathan Christodoro	9,052	—	39.79	12/19/2020	—	—
	—	—	—	—	2,689	128,185
Jeffrey T. Dunn(2)	—	—	—	—	—	—
Hunter C. Gary	—	—	—	—	2,689	128,185
Nicholas Graziano	—	—	—	—	2,689	128,185
Alan LeFevre	—	—	—	—	2,689	128,185
Jesse Lynn	—	—	—	—	2,689	128,185
Juan Miguel Mendoza	—	—	—	—	2,689	128,185
Michael Montelongo	—	—	—	—	2,689	128,185
James L. Nelson	—	—	—	—	2,689	128,185
	—	—	—	—	655	31,224
Maria Otero	9,052	—	39.79	12/19/2020	—	—
	—	—	—	—	2,689	128,185
Margarita Paláu-Hernández	—	—	—	—	2,689	128,185
John Tartol	9,052	—	39.79	12/19/2020	—	—
	—	—	—	—	2,689	128,185

(1)	Market value based on the closing price of a Common Share on the NYSE on December 31, 2019 of $47.67.
(2)	Former member of the Board.

10	Corporate governance

Stock ownership guidelines

The Company has adopted stock ownership guidelines applicable to each named executive officer and non-management director. Our CEO is encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to five times his base salary within five years of his appointment to such position. Our other named executive officers are encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to two times their respective base salaries within five years following their respective designation as a named executive officer. Each non-management director is encouraged to hold Common Shares and/or vested equity awards with an aggregate value equal to five times such director’s annual retainer within five years of such director’s appointment or election to the Board of Directors. As of the date of this Proxy Statement, all non-management directors and named executive officers are in compliance with the current guidelines.

Shareholder outreach

We value the viewpoint of all investors and have actively engaged with shareholders to better understand their perspectives, and strongly consider their feedback when evaluating our governance provisions and practices.

In 2019 we engaged with a number of shareholders to initiate new, and deepen existing, relationships with our investor base. We reached out to the top 30 Herbalife Nutrition shareholders that, in the aggregate, owned in excess of 45% of our outstanding Common Shares

(excluding the shares held by our largest shareholder), and covered various governance topics including board composition and compensation, risk oversight, shareholder rights and Environmental & Social initiatives across the Company. In aggregate, we had discussions with investors who hold approximately 35% of outstanding Common Shares (excluding the shares held by our largest shareholder). We also reached out to the proxy advisors, ISS and Glass Lewis, to better understand their perspectives and update them on certain of our governance practices.

Shareholder communications with the board of directors

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management or independent directors as a group or individual directors, including the Lead Director in his capacity as such, may do so by writing to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015, or by email to corpsec@herbalife.com, indicating to whose attention the communication should be directed. The Corporate Secretary of the Company reviews all such correspondence and forwards to members of the Board of Directors a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all communications received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Committees of the board

Our Board of Directors has a standing audit committee, nominating and corporate governance committee, and compensation committee. During fiscal 2019, we also had the implementation oversight committee, as discussed below. Our Board of Directors has adopted a written charter for each of these committees, which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” and in print to any shareholder who requests it as set forth under Part 7 —“Annual report, financial and additional information”.

Corporate governance	11

Current committee memberships

Independent Directors	Audit(1)	Compensation(2)	Implementation Oversight	Nominating Corporate Governance
Dr. Richard Carmona				●
Jonathan Christodoro			●	●
Hunter C. Gary		●
Nicholas Graziano		●
Alan LeFevre *	Chair
Jesse A. Lynn			●	●
Michael Montelongo	●	Chair
James L. Nelson	●		Chair
Maria Otero			●	Chair
Margarita Paláu-Hernández		●

* Audit Committee “financial expert”                                     ● Member

(1)	Jeff Dunn served on the Audit Committee until July 22, 2019, and Mr. Montelongo was appointed to the Audit Committee on July 22, 2019. Each member who served on the Committee during 2019 is financially literate and met the independence requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s Principles of Corporate Governance. The Board designated Mr. LeFevre as an “Audit Committee financial expert”.

(2)	Jeff Dunn served on the Compensation Committee until February 7, 2019, and Ms. Paláu-Hernández was appointed to the Compensation Committee on February 7, 2019. Each member of the Compensation Committee is (a) independent under the listing standards of the NYSE and the Company’s independence standards and (b) a “nonemployee director” under Rule 16b-3 of the Exchange Act.

Audit committee

The audit committee represents and assists the Board in fulfilling its responsibilities for overseeing our financial reporting processes and the audit of our financial statements.	Meetings Held in 2019: 8

The principal duties of the audit committee include the following:

•	monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•	monitoring the independence and performance of the Company’s independent registered public accounting firm and internal audit function;

•	providing an avenue of communication among the Company’s independent registered public accounting firm, management, the internal audit department and the Board of Directors; and

•	reviewing with management risks and practices related to cyber security, privacy and security matters.

Compensation committee

The compensation committee discharges the Board’s responsibilities related to the compensation of our executives and Directors, and provides general oversight of our compensation structure, including our equity compensation plans and benefits programs.	Meetings Held in 2019: 13

The principal duties of the compensation committee include the following:

•	to oversee and approve compensation policies and programs;

•	to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO and other executive officers;

12	Corporate governance

•	to evaluate the performance of the CEO and recommend the compensation level of the CEO for approval by the independent members of the Board of Directors;

•	to evaluate the performance of certain executive officers and, considering the CEO’s recommendations, set the compensation level for such executive officers;

•	to administer existing incentive compensation plans and equity-based plans;

•	to oversee the Company’s response to regulatory developments affecting executive compensation; and

•	to review the compensation of directors.

Nominating and corporate governance committee

The Nominating and Corporate Governance Committee oversees, and represents and assists the Board in fulfilling its responsibilities relating to, our corporate governance, and Director nominations and elections.	Meetings Held in 2019: 4

The principal duties of the nominating and corporate governance committee include the following:

•	to recommend to the Board of Directors proposed nominees for election to the Board of Directors both at annual general meetings and to fill vacancies that occur between annual general meetings; and

•	to review and make recommendations to the Board of Directors regarding the Company’s corporate governance matters and practices.

Implementation oversight committee

The Implementation Oversight Committee was established on July 28, 2016, to oversee the implementation of the Federal Trade Commission’s Consent Order entered into on July 16, 2016. Initially set to exist for a two-year period, unless otherwise determined by the Board, the Board amended the charter of the Implementation Oversight Committee to extend the committee’s existence until the committee or the Board of Directors determines otherwise.

Meetings Held in 2019: 4

For more information regarding the Consent Order, see note 7, Contingencies, of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation committee interlocks and insider participation

During the fiscal year ended December 31, 2019, Messrs. Montelongo, Dunn, Gary and Graziano and Mme. Paláu-Hernández served on the compensation committee of the Board of Directors, as further outlined in “Committees of the board — Compensation Committee”. During the fiscal year ended December 31, 2019, other than the approximately $1.07 million in fees paid by the Company in 2019 to Inter-Con, a private security company wholly-owned by Ms. Paláu-Hernández’s husband, brother-in-law and sister-in-law, as described in further detail in “Part 6 — Certain relationships and related transactions,” there were no relationships or transactions between the Company and any member of the compensation committee requiring disclosure hereunder.

Corporate governance	13

Part 3	Proposals to be voted on at the meeting

Proposal 1: The election of directors

Generally

The Articles presently provide for not less than one nor more than 15 directors. The Board of Directors, or the Board, has, by resolution, presently fixed the number of directors at 13. There currently is a full complement of 13 members of the Board. Directors are elected at each annual general meeting of shareholders to hold office for one-year terms until the next annual general meeting of shareholders.

The Board has nominated each of John Agwunobi, James L. Nelson, Richard H. Carmona, Jonathan Christodoro, Hunter C. Gary, Nicholas Graziano, Alan LeFevre, Jesse A. Lynn, Michael Montelongo, Juan Miguel Mendoza, Maria Otero, Margarita Paláu-Hernández and John Tartol for election as directors to serve one-year terms expiring at the 2021 annual general meeting. Other than Dr. Agwunobi, who is Co-President and Chief Health and Nutrition Officer of the Company and will begin serving as Chief Executive Officer on March 30, 2020, each nominee is a current member of the Board. The nominations of Messrs. Christodoro, Gary, Graziano, Lynn, and Nelson were made pursuant to the Support Agreement. A copy of the Support Agreement was filed by the Company in its current report on Form 8-K on July 15, 2016. In consideration of these nominations, the Icahn Parties have agreed to vote their Common Shares in favor of the Board’s nominees for directors at the Meeting and thereafter for so long as any Icahn Party designee is a member of the Board. As of the Record Date, the Icahn Parties beneficially own approximately 35,227,904 Common Shares. The Support Agreement also includes standstill and voting provisions applicable to the Icahn Parties’ ownership of Common Shares. The Company did not receive any shareholder nominations for director.

Directors are elected under a majority voting standard in uncontested director elections (i.e., an election where the number of persons nominated for election does not exceed the number of directors to be elected). The election of directors at the Meeting constitutes an uncontested director election. Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” a director nominee’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Abstentions and “broker non-votes” will not affect the outcome of the election of directors.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed herein. The form of proxy card does not permit shareholders to vote for a greater number of nominees than 13. Although the Board does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors or just for the remaining nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.

Director qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria discussed hereunder. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition, as well as the Company’s current and future needs.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Principles of Corporate Governance, are available on the Company’s website, www.herbalife.com, by following the links through “Investor Relations” to “Corporate Governance,” and include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. In addition, the nominating and corporate governance committee periodically evaluates the composition of the Board to assess the skills and experience that are currently

14	Proposals to be voted on at the meeting

represented on the Board, as well as the skills and experiences that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The nominating and corporate governance committee seeks a variety of occupational, educational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board as a group in areas including professional experience, geography, race, gender, ethnicity and age. This periodic assessment of the Board’s composition enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the nominating and corporate governance committee may establish specific skills and experiences that it believes the Company should seek in order to constitute a balanced and effective Board.

In evaluating director candidates, and considering incumbent directors for re-nomination to the Board, the nominating and corporate governance committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board. The nominating and corporate governance committee also considers the terms of the Support Agreement.

Additionally, the nominating and corporate governance committee believes it is important that the viewpoints of the Herbalife Nutrition Members, sometimes referred to as independent distributors, are represented on the Board. As of the date of this Proxy Statement, two Herbalife Nutrition Members sit on the Board: Messrs. Mendoza and Tartol.

The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described in Part 2 under the subsection “Committees of the board — Nominating and corporate governance committee.” We believe that our director nominees represent an effective mix of skills, experiences, diversity and perspectives.

Proposals to be voted on at the meeting	15

Set forth below is biographical information about the 13 nominees standing for election at the Meeting, including each such person’s specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that such individual should serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

Nominees for Election as Directors

Dr. John Agwunobi Co-President and Chief Health and Nutrition Officer Age 55 New Nominee

Dr. Agwunobi, who will assume the role as the Company’s Chief Executive Officer effective March 30, 2020, has served as the Company’s Chief Health and Nutrition Officer since February 2016, and assumed the additional role of Co-President in February 2018. Prior to joining the Company, from April 2014 to February 2016, Dr. Agwunobi advised a number of privately-held companies and, from September 2007 to April 2014, served as Senior Vice President and President, Health and Wellness for Walmart Stores, Inc. From December 2005 to September 2007, he served as the Assistant Secretary of Health for the U.S. Department of Health and Human Services, where he was responsible for disease prevention and health promotion. Dr. Agwunobi is currently a director at the U.S. African Development Foundation.

Other Public Board Memberships: bluebird bio (since June 2017).

Previous Public Board Memberships (Past Five Years): Magellan Health Services, Inc. (from December 2014 to June 2019).

Director Qualifications: Dr. Agwunobi has an extensive professional background focused on health and wellness, including his service as Assistant Secretary of Health for the U.S. Department of Health and Human Services, his executive experience with the Company, as well as his prior experience as a physician and public health official. Having the Company’s CEO serve as a director also provides an open channel of communication between the Board and management.

James L. Nelson Independent Director Age 70 Director since 2014 Lead Director since 2019

Mr. Nelson currently serves as Chief Executive Officer of Global Net Lease, Inc., or GNL, a publicly-traded real estate investment trust, a position he has held since July of 2017, and, since March of 2017, as a director of GNL. Mr. Nelson previously served as a member of GNL’s audit committee from March 2017 until July 2017. Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company, from 1986 until 2009. From March 1998 through 2003, he was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients; and from August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector.

Other Public Board Memberships: Caesars Entertainment Corporation (since March 2019).

Previous Public Board Memberships (Past Five Years): Icahn Enterprises GP (from June 2001 to March 2019); New York REIT, Inc. (from November 2015 to June 2017); Voltari Corporation (f.k.a. Motricity Inc.) (from June 2011 to September 2015).

Mr. Icahn has a non-controlling interest in Caesars Entertainment through the ownership of securities.

Director Qualifications: Mr. Nelson brings over 25 years of experience in leadership roles at complex organizations, and a global business perspective from his service on other public company boards. Mr. Nelson was recommended by the Icahn Parties pursuant to the Support Agreement.

16	Proposals to be voted on at the meeting

Dr. Richard Carmona Independent Director Age 70 Director since 2013

Dr. Carmona has served as Chief of Health Innovations of Canyon Ranch, a life-enhancement company, since August 2017. He previously served as Vice Chairman of Canyon Ranch, Chief Executive Officer of the Canyon Ranch Health division, and the president of the nonprofit Canyon Ranch Institute, from October 2006 until August 2017. Dr. Carmona is also a Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from August 2002 through July 2006. Previously, he was Chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the U.S. Army and the Army’s Special Forces.

Other Public Board Memberships: Axon Enterprise Inc. (formerly Taser International since March 2007); and Clorox Company (since February 2007).

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Dr. Carmona’s experience as the Surgeon General of the United States, extensive background in public health, including as CEO of a hospital and healthcare system, and service on other public company boards bring valuable and significant insight to the Board.

Jonathan Christodoro Independent Director Age 43 Director since 2013

Jonathan Christodoro is a Partner at Patriot Global Management, LP, an investment manager, a position he has held since March 2017. Mr. Christodoro served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from July 2012 to February 2017. Mr. Christodoro was responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn Capital, Mr. Christodoro served in various investment and research roles. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries.

Mr. Christodoro received an M.P.H. in Epidemiology from the Harvard T.H. Chan School of Public Health, an M.B.A. from the University of Pennsylvania’s Wharton School of Business with Distinction, majoring in Finance and Entrepreneurial Management, and a B.S. in Applied Economics and Management Magna Cum Laude with Honors Distinction in Research from Cornell University. Mr. Christodoro also served in the United States Marine Corps.

Other Public Board Memberships: Sandridge Energy, Inc. (since June 2018); Xerox Corporation (from June 2016 to December 2017 and re-appointed in May 2018); PayPal Holdings, Inc. (since July 2015); and Enzon Pharmaceuticals, Inc. (since October 2013).

Previous Public Board Memberships (Past Five Years): Lyft, Inc. (May 2015 -March 2019); American Railcar Industries, Inc. (June 2015 – February 2017); Cheniere Energy, Inc. (August 2015 – August 2017); Hologic, Inc. (December 2013 to March 2016); eBay Inc. (March 2015 – July 2015); Talisman Energy Inc. (December 2013 – May 2015).

Mr. Icahn has or previously had non-controlling interests in each of Sandridge, Xerox, Cheniere, PayPal, eBay, Lyft, Hologic, Talisman, Enzon and Herbalife through the ownership of securities.

Director Qualifications: Mr. Christodoro’s service on other public company boards and his extensive investment, research and investment banking experience in a variety of industries bring valuable insights into corporate strategy and growth. Mr. Christodoro was recommended by the Icahn Parties pursuant to the Support Agreement.

Proposals to be voted on at the meeting	17

Hunter C. Gary Independent Director Age 45 Director since 2014

Mr. Gary is the Senior Managing Director since January 2019 of Icahn Enterprises L.P., or IEP, a diversified holding company, where he has served in various roles since November 2010, including President of IEP’s Real Estate segment since November 2013 and head of IEP’s Information Technology and Cybersecurity group since September 2015. At IEP, Mr. Gary is responsible for monitoring portfolio company operations, implementing operational value enhancement and leading operational activities in areas including, technology, merger integration, supply chain, organization transformation, real estate, recruiting, business process outsourcing, SG&A cost reduction, strategic IT projects, and executive compensation. Before IEP, Mr. Gary worked in various roles at other affiliated companies of Carl C. Icahn, including Icahn Associates Corporation and Icahn Sourcing LLC (n.k.a. Insight Portfolio Group LLC).

Other Public Board Memberships: CVR Energy, Inc. (since September 2018); CVR Partners, L.P. (since September 2018).

Previous Public Board Memberships (Past Five Years): Viskase Companies Inc. (from August 2012 to June 2015).

CVR Energy, CVR Partners and Viskase Companies are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Herbalife through the ownership of securities.

Director Qualifications: Mr. Gary’s experience in operations and oversight matters for a variety of companies and service on other public company boards, enable him to advise our Board on a range of matters. Mr. Gary was recommended by the Icahn Parties pursuant to the Support Agreement.

Nicholas Graziano Independent Director Age 48 Director since 2018

Mr. Graziano has served as Portfolio Manager of Icahn Capital, the entity through which Carl C. Icahn manages investment funds, since February 2018. From June 2015 to August 2017, Mr. Graziano was the Founding Partner and Chief Investment Officer of the hedge fund Venetus Partners LP, where he was responsible for portfolio and risk management, along with day-to-day firm management. Prior to founding Venetus, Mr. Graziano was a Partner and Senior Managing Director at the hedge fund Corvex Management LP from December 2010 to March 2015, where he played a key role in investment management and analysis, hiring and training of analysts and risk management. Prior to Corvex, from September 2009 until December 2010 Mr. Graziano was a Portfolio Manager at the hedge fund Omega Advisors, Inc., where he managed a proprietary equity portfolio and made investment recommendations. Before Omega, from July 2006 to July 2009 Mr. Graziano served as a Managing Director and Head of Special Situations Equity at the hedge fund Sandell Asset Management, where he helped build and lead the special situations team responsible for managing a portfolio of concentrated equity and activist investments.

Mr. Graziano completed a five-year undergraduate/MBA program at Duke University earning a BA in Economics and an MBA from The Fuqua School of Business.

Other Public Board Memberships: Cloudera, Inc. (since August 2019); Conduent Incorporated (since May 2018); Herc Holdings Inc. (since May 2018); and Xerox Corporation (since May 2018).

Carl C. Icahn has non-controlling interests in each of Cloudera, Conduent, Herc, and Xerox through the ownership of securities.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Mr. Graziano’s extensive investment, research and investment banking experience in a variety of industries and service on other public company boards bring significant financial experience to the Board. Mr. Graziano was recommended by the Icahn Parties pursuant to the Support Agreement.

18	Proposals to be voted on at the meeting

Alan LeFevre Independent Director Age 60 Director since 2018

Mr. LeFevre is the former Executive Vice President – Finance and Chief Financial Officer for Jarden Corporation, a leading provider of consumer products with a portfolio of over 120 brands sold globally, a position he held from June 2014 to April 2016. Prior to Jarden, from February 1997 to June 2014, Mr. LeFevre worked for Jarden Consumer Solutions, a subsidiary of Jarden and formerly the Sunbeam Corporation, a manufacturer of home appliances, including from April 2002 until June 2014, as the Executive Vice President of Operations and Chief Financial Officer, where he led the Supply Chain, Manufacturing, Sourcing, Engineering, and Information Technology groups for JCS, and oversaw accounting and finance. From February 1997 to April 2002, Mr. LeFevre held positions of increasing responsibilities within the same business unit. Mr. LeFevre started his career with Arthur Andersen & Co. in 1982. Mr. LeFevre graduated with distinction from Valparaiso University with a Bachelor of Science in Business Administration degree and was a certified public accountant.

Other Public Board Memberships: None.

Previously Public Board Memberships (Past Five Years): None.

Director Qualification: Mr. LeFevre brings significant finance and operations experience to the Board as a former chief financial officer of a public company and a former CPA with more than 30 years of experience.

Jesse A. Lynn Independent Director Age 49 Director since 2014

Mr. Lynn is the General Counsel of Icahn Enterprises L.P., a position he has held since January 2015. From September 2004 to January 2015, Mr. Lynn was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, L.P., from February 2000 to September 2004, Mr. Lynn practiced law in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department. From September 1996 until February 2000, Mr. Lynn was an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein.

Mr. Lynn received a B.A. in 1992 from the University of Michigan and a J.D. in 1996 from the Boston University School of Law.

Other Public Board Membership: Cloudera, Inc. (since August 2019); and Conduent Incorporated (since April 2019).

Carl C. Icahn has non-controlling interests in each of Cloudera and Conduent through the ownership of securities.

Previous Public Board Memberships (Past Five Years): The Manitowoc Company, Inc. (from April 2015 to February 2018).

Director Qualifications: Mr. Lynn brings his legal and finance experience gained both in private legal practice and service on other public company boards. Mr. Lynn was recommended by the Icahn Parties pursuant to the Support Agreement.

Proposals to be voted on at the meeting	19

Juan Miguel Mendoza Distributor Director Age 46 Director since 2018

Mr. Mendoza has been an independent Herbalife distributor for 27 years and a member of the Company’s Chairman’s Club since 2013. He has been active in training independent Herbalife distributors around the world, and is a member of various strategy and planning groups for Herbalife.

Other Public Board Membership: None.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Mr. Mendoza’s 27 years of experience as a distributor of Herbalife products bring a first-hand understanding of the function and specific needs of the drivers of the Company’s business. His tenure as a distributor also provides valuable insight into the Company’s growth and development over the 27-year period.

Michael Montelongo Independent Director Age 64 Director since 2015

The Honorable Michael Montelongo, a career soldier, presidential appointee, and corporate executive, has been President and Chief Executive Officer of GRC Advisory Services, LLC, a private board governance firm since July 2016. He is also a senior advisor at leadershipForward, Inc., a premier leadership performance firm and serves on the boards of the Larry H. Miller Management Corporation and Exostar LLC. From January 2008 to July 2016, Mr. Montelongo served as chief administrative officer and senior vice president, public policy and corporate affairs for Sodexo, Inc., a quality of life services enterprise in North America. He is a former George W. Bush White House appointee serving as the 19th assistant secretary for financial management and chief financial officer of the U.S. Air Force from August 2001 until March 2005 and concluded his tenure at the Pentagon as acting secretary of the Air Force. Before joining President Bush’s administration, Mr. Montelongo was an executive with a global management consulting firm, a regional telecommunications company, and completed a career in the U.S. Army that included line and staff assignments, a Congressional Fellowship in the U.S. Senate, and service as an assistant professor teaching economics and political science at West Point.

Mr. Montelongo is a lifetime member of the Council on Foreign Relations and earned his bachelor’s degree in science from West Point and an M.B.A. from Harvard Business School.

Other Public Board Membership: None.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: An experienced c-level executive and board governance leader with a cross-industry background, Mr. Montelongo brings significant experience in public policy and strategy, finance and audit, global food service, talent management, and U.S. Latino market and community insight to the Board.

20	Proposals to be voted on at the meeting

Maria Otero Independent Director Age 69 Director since 2013

Ms. Otero currently serves on the board of Development Alternatives Inc. The first Latina undersecretary in the U.S. Department of State’s history, Ms. Otero served as Undersecretary of State for Democracy and Global Affairs and Undersecretary for Civilian Security, Democracy, and Human Rights under President Obama. During her time at the Department of State, Undersecretary Otero also served as the President’s Special Coordinator for Tibetan Issues. Prior to serving the government, from 2000 to 2009 Ms. Otero served as President and CEO of Accion International, a global microfinance organization operating in 26 countries. At Accion International, Ms. Otero chaired the board of Accion Investments, a global equity investment fund and represented Accion on the board of several microfinance banks. She was appointed by President Clinton to chair the board of the Inter-American Foundation and by President Bush to serve as vice-chair on the board of the US Institute of Peace. In 2006, she was appointed by Secretary General Kofi Annan to the U.N. Advisors Group on Inclusive Financial Sectors. Ms. Otero has served on the boards of The Kresge Foundation since 2013, the Public Welfare Foundation since 2013, Oxfam America since 2014, and the Smithsonian Institution National Portrait Gallery since 2016, and is a member of the Council of Foreign Relations. She also chaired the board of Bread for the World, and served on the boards of the Calvert Foundation and BRAC in Bangladesh. Ms. Otero also worked as an economist for Latin America and the Caribbean in the Women in Development Office of USAID.

Ms. Otero holds an M.A. in literature from the University of Maryland; an M.A. in International Relations from the Paul H. Nitze School of Advanced International Studies (SAIS), at the Johns Hopkins University; and holds an honorary Doctorate of Humane Letters from Dartmouth College.

Other Public Board Membership: None.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Ms. Otero’s leadership experience and extensive background in public service, microfinance and board governance bring a wealth of expertise in public affairs, finance and government to the Board.

Margarita Paláu-Hernández Independent Director Age 63 Director since 2018

Ms. Paláu-Hernández is the founder and Chief Executive Officer of Hernández Ventures, a private firm engaged in the acquisition and management of a variety of business interests in the United States and Mexico. Prior to founding Hernández Ventures in November 1988, Ms. Paláu-Hernández was an attorney from September 1985 until August 1988 with the law firm of McCutcheon, Black, Verleger & Shea, where she focused on domestic and international business and real estate transactions. In September 2018, Ms. Paláu-Hernández was nominated by President Donald Trump to serve as United States Representative to the Seventy-third Session of the General Assembly of the United Nations. Ms. Paláu-Hernández is also a member of the following non-profit organizations and boards: Pacific Counsel on International Policy, since April 2017; Co-Chair of the Yale School of Management Council of Global Advisors, since March 2016; Ex-Officio member of the Yale School of Management Board of Advisors, since March 2016; Smithsonian National Latino Board, since August 2016 (Vice-Chair since 2019); UCLA School of Law Board of Advisors, since October 2008; UCLA Law Women L.E.A.D. since September 2016; and Trustee Emeritus of the University of San Diego Board of Trustees, since December 2017. Ms. Paláu-Hernández also served on the University of San Diego Board of Trustees from September 2007 until July 2016.

Ms. Paláu-Hernández has a B.A. from the University of San Diego and a J.D. from UCLA School of Law.

Other Public Board Membership: Conduent Incorporated (since August 2019)

Previous Public Board Memberships (Past Five Years): ALJ Regional Holdings, Inc. (from November 2015 to October 2019)

Director Qualifications: Ms. Paláu-Hernández brings to the Board her knowledge and experience in U.S. and Mexico business matters, and the U.S. Latino community.

Proposals to be voted on at the meeting	21

John Tartol Distributor Director Age 68 Director since 2005

Mr. Tartol has been an independent Herbalife distributor for 38 years and a member of the Company’s Chairman’s Club since 2000. He is active in training other independent Herbalife Nutrition Members all over the world and has served on various strategy and planning groups for Herbalife. He is also active on behalf of various charities in his community and worldwide on behalf of the Herbalife Nutrition Foundation. He has a Bachelor’s degree in finance from the University of Illinois.

Other Public Board Membership: None.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: With over 38 years of experience as an independent Herbalife distributor, Mr. Tartol brings a first-hand understanding of the function and specific needs of our independent Herbalife distributors. His tenure as a distributor also provides valuable insight into the Company’s growth and development over the 38-year period.

22	Proposals to be voted on at the meeting

Proposal 2: Approve, on an advisory basis, the compensation of the Company’s named executive officers

As required by Section 14A of the Exchange Act, the Company is seeking an advisory shareholder vote of the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in this Proxy Statement.

Our executive compensation program is designed to attract, motivate and encourage a long-term commitment from talented and high-performing executives to lead the Company’s global success selling nutrition products that are regulated at varying levels in the 94 countries where we operate through a direct selling independent sales organization. Our program is further designed to advance our shareholders’ interests in a manner that is consistent with our Company value of “operating with integrity and transparency”. The executive compensation program places strong emphasis on long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that provides executives with the ability to participate in our share price appreciation and to share equally in potential downside if key targets that drive shareholder value are not achieved. By encouraging long-term performance and enhanced shareholder value, our executives are encouraged to operate our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which promote retention and encourage our executives to achieve short-term financial goals.

The vast majority of the compensation of the Company’s named executive officers — the officers identified in Part 4 — “Compensation Discussion and Analysis” — is tied to Company operating and share price performance. Volume Points and operating income are used to determine executives’ annual incentive compensation. Long term incentives were provided in 2019 to our named executive officers (other than Mr. Goudis) in the form of an annual grant of restricted stock units, or RSUs, which are subject to service criteria, and, other than in the case of Mr. Johnson, the Company’s Chairman and Chief Executive Officer, performance share units, or PSUs, which are subject to performance and service criteria. These awards directly align the long-term interests of our executives with those of our shareholders.

At our 2019 annual general meeting, our shareholders expressed extremely strong support for our 2018 executive compensation program, with approximately 99% of votes cast in favor of the advisory vote proposal. When designing our 2019 executive compensation program, the compensation committee of the Board of Directors, or the Committee, considered, among other things, the Company’s growth, profit and non-financial objectives, benchmarking against market practices, the Company’s financial performance, incentives that reward shareholder value creation and any shareholder feedback.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our executives to deliver financial results, with the appropriate level of risk-taking, against three performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value.

Additional information regarding the Company’s compensation program applicable to the named executive officers is described in Part 4 — “Compensation discussion and analysis” and the related tables and narrative disclosure. For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in the proxy statement.”

While the shareholder vote on the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions. The next shareholder advisory vote on the Company’s executive compensation is expected to occur at the 2021 annual general meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

Proposals to be voted on at the meeting	23

Proposal 3: Approve, as a special resolution, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to eliminate the casting vote

The Company’s Board of Directors is recommending to shareholders to approve, as a special resolution, an amendment to the Articles to eliminate the casting vote, or second vote, which currently allows the Chairman of the Board a second or casting vote in the instance where there is an equality of votes in a matter voted on by the Board at a Board meeting, as follows:

“Resolved that, as a special resolution, Article 122 of the memorandum and articles of association of the Company currently in effect be amended by the addition of the word “not” after the word “shall” and before the word “have” in the last sentence of Article 122 such that the last sentence of Article 122 shall read in full: “In case of an equality of votes, the Chairman shall not have a second or casting vote.””

The proposed change is to Article 122 of the Articles. The last sentence of Article 122 currently provides, “In case of an equality of votes [at a meeting of the Board of Directors], the Chairman shall have a second or casting vote.” The proposed change to the Articles would amend the last sentence of Article 122 to provide as follows: “In case of an equality of votes, the Chairman shall not have a second or casting vote.”

This change to eliminate the casting vote from the Articles will also eliminate the current ability of chairpersons of each committee of the Board to cast a tie-breaking vote, and is proposed in recognition of best corporate governance practices in the U.S. in that each director should have one vote and an equal say in all matters submitted to the Board for its consideration.

Under the Articles and Cayman Islands Law, the affirmative vote of not less than 66.67% of the Common Shares present or represented by proxy and entitled to vote must approve the amendment to the Articles set forth in this proposal 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT OF THE COMPANY’S ARTICLES TO ELIMINATE THE CASTING VOTE.

24	Proposals to be voted on at the meeting

Proposal 4: Approve, as a special resolution, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to require the approval of two-thirds of the members of the Board of Directors then in office to amend the Company’s Principles of Corporate Governance to make any changes to the responsibilities of the Chairman of the Board or the Lead Director as set forth therein

The Company’s Board of Directors is recommending to shareholders to approve, as a special resolution, an amendment to the Articles to require the approval of two-thirds of the members of the Board of Directors then in office to amend the Company’s Principles of Corporate Governance (the “Principles”) to make any changes to the responsibilities of the Chairman of the Board or the Lead Director as set forth in the Principles, as follows:

“Resolved that, as a special resolution, Article 122 of the memorandum and articles of association of the Company currently in effect be amended by the addition of the words “; provided that, not less than two-thirds of the votes of the Board then in office shall be required to amend the Company’s Principles of Corporate Governance to make any changes to the responsibilities of the Chairman of the Board or the Lead Director as set forth therein” in the second sentence of Article 122, such that the second sentence of Article 122 shall read in full: “Questions arising at any meeting shall be decided by a majority of votes of the Board present at a meeting at which there is a quorum; provided that, not less than two-thirds of the votes of the Board then in office shall be required to amend the Company’s Principles of Corporate Governance to make any changes to the responsibilities of the Chairman of the Board or the Lead Director as set forth therein.””

The proposed change is to Article 122 of the Articles. The second sentence of Article 122 provides that “Questions arising at any meeting shall be decided by a majority of votes of the Board present at a meeting at which there is a quorum”. The proposed change to the Articles would amend this sentence in Article 122 to provide as follows: “Questions arising at any meeting shall be decided by a majority of votes of the Board present at a meeting at which there is a quorum; provided that, not less than two-thirds of the votes of the Board then in office shall be required to amend the Company’s Principles of Corporate Governance to make any changes to the responsibilities of the Chairman of the Board or the Lead Director as set forth therein”.

This change is recommended to ensure that the Board collectively agrees as to the role the Chairman and the Lead Director take in the Board’s functions.

Relatedly, the Board has previously voted to amend the Principles, effective as of the date of the Meeting, April 29, 2020, to limit the term of office of the Chairman to one year, and to limit the responsibilities of the Chairman to (x) calling and running meetings of the Board and (y) working in consultation with the Lead Director, approving agendas for meetings of the Board. If this proposal 4 is passed, any future changes to the responsibilities of the Chairman or the Lead Director in the Principles will require the approval of two-thirds of the members of the Board then in office, and language to such effect will be included in the Principles, effective April 29, 2020.

Under the Articles and Cayman Islands Law, the affirmative vote of not less than 66.67% of the Common Shares present or represented by proxy and entitled to vote must approve the amendment to the Articles set forth in this proposal 4.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT OF THE COMPANY’S ARTICLES TO REQUIRE THE APPROVAL OF TWO-THIRDS OF THE MEMBERS OF THE BOARD OF DIRECTORS THEN IN OFFICE TO AMEND THE COMPANY’S PRINCIPLES OF CORPORATE GOVERNANCE TO MAKE ANY CHANGES TO THE RESPONSIBILITIES OF THE CHAIRMAN OF THE BOARD OR THE LEAD DIRECTOR AS SET FORTH THEREIN.

Proposals to be voted on at the meeting	25

Proposal 5: Ratification of the appointment of independent registered public accounting firm

The audit committee has selected PricewaterhouseCoopers, or PwC, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. Services provided to the Company and its subsidiaries by PwC in fiscal years 2019 and 2018 are described below under “Fees to independent registered public accounting firm for fiscal years 2019 and 2018”. Additional information regarding the audit committee is set forth in the “Audit committee report”.

The Articles do not require that our shareholders ratify the selection of PwC as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain PwC, but may, nonetheless, retain PwC as the Company’s independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its shareholders.

The Company has been advised that representatives of PwC will attend the Meeting by telephone or other means of remote access where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit committee report

The audit committee is responsible for monitoring our financial auditing, accounting and financial reporting processes and our system of internal controls, and selecting the independent registered public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PwC, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and issuing an opinion thereon. In this context, the audit committee met regularly and held discussions with management and PwC. Management represented to the audit committee that the consolidated financial statements for fiscal year 2019 were prepared in accordance with U.S. generally accepted accounting principles.

The audit committee hereby reports as follows:

•	The audit committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2019 and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•	The audit committee also discussed with PwC the matters required to be discussed by applicable requirements of the PCAOB.

•	PwC also provided to the audit committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence, and the audit committee has discussed with PwC the accounting firm’s independence. The audit committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, which have been filed with the Securities and Exchange Commission, or the SEC. The audit committee also selected PwC to serve as our independent registered public accounting firm for the year ending December 31, 2020.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Alan LeFevre (Chairman)

Michael Montelongo

James L. Nelson

26	Proposals to be voted on at the meeting

Fees to independent registered public accounting firm for fiscal years 2019 and 2018

The following fees were for services provided by PwC:

	2019	2018
Audit fees(1)	$7,007,000	$8,030,000
Audit-related fees(2)	$266,000	$344,000
Tax fees(3)	$1,124,000	$938,000

Total	$8,397,000	$9,312,000

(1)	Audit fees for 2019 and 2018 consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2019 and December 31, 2018, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements and comfort letters.

(2)	Audit-related fees consist of assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and which are not reported under “Audit fees”.

(3)	Tax fees were for tax compliance and tax guidance.

Pre-approval policy

The audit committee has adopted pre-approval policies and procedures for audit and non-audit services which the Company’s independent registered public accounting firm have historically provided. Pursuant to those policies and procedures, the Company’s independent registered public accounting firm cannot be engaged to provide the Company any audit or non-audit services to the Company unless the engagement is pre-approved by the audit committee in compliance with the Sarbanes-Oxley Act of 2002. All fees and services described in the table above were pre-approved pursuant to this policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PwC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

Proposals to be voted on at the meeting	27

Part 4	Executive compensation

Compensation discussion and analysis

This section explains the Company’s 2019 executive compensation program as it relates to our named executive officers, or NEOs:

Michael O. Johnson	Chairman and Chief Executive Officer(1)

John Agwunobi	Co-President and Chief Health and Nutrition Officer(1)

John G. DeSimone	Co-President and Chief Strategic Officer(2)

David Pezzullo	Chief Operating Officer

Shin-Shing Bosco Chiu	Chief Financial Officer

Richard P. Goudis	Former Chief Executive Officer(3)

(1)	As part of the Company’s management succession plan, effective March 30, 2020, Mr. Johnson will step down from the Chief Executive Officer position, and Dr. Agwunobi will become the Company’s Chief Executive Officer. Additionally, effective April 29, 2020, Dr. Agwunobi will become the Chairman of the Board upon his election to the Board.

(2)	Effective March 30, 2020, Mr. DeSimone will become the Company’s President.

(3)	Mr. Goudis served as the Company’s Chief Executive Officer from June 1, 2017 through January 8, 2019.

Executive summary of our compensation program

Financial performance for purposes of our annual incentive program

The Company’s financial performance is a material factor in determining the total compensation for our NEOs. As such, top-line growth stated in terms of Volume Points and profitability stated in terms of Operating Income are the performance metrics used for our annual incentive program with a weighting of 30% and 70%, respectively. These performance measures are more fully described in “Annual incentive awards — Targets and award determination” below.

The payouts under our annual incentive award program were below target based on the Company’s 2019 Volume Points and Operating Income.

	Results for Bonus Purposes
	2016		2017		2018		2019		2019 Target
Volume Points (millions)	5,582		5,379		5,861		6,069		6,238
Operating Income ($, millions)	637.9	(1)	575.3	(2)	703.2	(3)	660.8	(4)	677.5

(1)	Operating Income for 2016 is adjusted to exclude expenses relating to challenges to the Company’s business model, expenses related to regulatory inquiries, and expenses incurred for the recovery of fees relating to the re-audit of our 2010 to 2012 financial statements, or the Re-Audit. Operating Income for 2016 is also adjusted to exclude the arbitration award in connection with the Re-Audit, regulatory settlements, FTC Consent Order implementation and China grant income.

(2)	Operating Income for 2017 is adjusted to exclude impact of the Tax Cuts and Jobs Act, or the Tax Act, expenses relating to FTC Consent Order implementation, expenses relating to regulatory inquiries, expenses relating to challenges to the Company’s business model, China grant income, and impact from changes in currency exchange rates.

(3)	Operating Income for 2018 is adjusted to exclude the impact of expenses relating to regulatory inquiries, China grant income, devaluation of the Venezuelan currency, impact from changes in currency exchange rates, and our China growth program.

(4)	Operating Income for 2019 is adjusted to exclude expenses relating to regulatory inquiries and legal accruals, China grant income, Mexico VAT assessment, income related to finalization of insurance recoveries, impact from changes in currency exchange rates, and our China growth program.

28	Executive compensation

The following table summarizes the 2019 annual incentive awards for the NEOs. All 2019 annual incentive awards to NEOs were based solely on the calculated results to target performance levels. For a more detailed discussion of our 2019 annual incentive awards for the NEOs, please refer to the discussion under “— Annual incentive awards & long-term incentive program — Annual incentive awards.”

NEO	Title	2019 Annual Incentive Award Amount
Michael O. Johnson	Chairman and Chief Executive Officer(1)	$844,795
John Agwunobi	Co-President and Chief Health and Nutrition Officer(1)	$322,246
John G. DeSimone	Co-President and Chief Strategic Officer(2)	$330,778
David Pezzullo	Chief Operating Officer	$301,922
Shin-Shing Bosco Chiu	Chief Financial Officer	$190,923

(1)	As part of the Company’s management succession plan, effective March 30, 2020, Mr. Johnson will step down from the Chief Executive Officer position, and Dr. Agwunobi will become the Company’s Chief Executive Officer. Additionally, effective April 29, 2020, Dr. Agwunobi will become the Chairman of the Board upon his election to the Board.

(2)	Effective March 30, 2020, Mr. DeSimone will become the Company’s President.

Strategic accomplishments

In addition to the financial performance discussed above, the Company achieved key strategic accomplishments in 2019 that provided significant support for the Company’s continued growth and success. These include:

•	continuing to expand the global roll-out and member acceptance of daily consumption-based sales and marketing activities;

•	initiating China’s digital transformation to enable China’s independent service providers, sales representatives and sales officers to better connect with their customers and preferred customers;

•	continuing to leverage the existing technology platform to help independent distributors better scale their businesses;

•	launching new products to help independent distributors sell more to existing customers and attract new customers;

•	continuing execution of our “build it better” program, resulting in continuous improvement efforts throughout the Company; and

•	increasing the number and effectiveness of our product access points and distribution facilities.

Compensation program that aligns pay and performance

Our executive compensation program is designed to attract, motivate and encourage a long-term commitment from talented and high-performing executives to lead the Company’s global success selling nutrition products. Our program is further designed to advance our shareholders’ interests in a manner consistent with our Company value of “operating with integrity and transparency”. The compensation program places strong emphasis on long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that rewards executives with the ability to participate in our share price appreciation and to share equally in potential downside if key targets that drive shareholder value are not achieved. By encouraging long-term performance and enhanced shareholder value, our executives are committed to operating our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which encourage our executives to achieve short-term financial goals. The Committee has the responsibility for establishing, developing and implementing these programs while ensuring an appropriate level of risk-taking by the Company’s executives.

The direct compensation of our NEOs in 2019 consisted of base salary, annual cash incentives, and grants of equity in the form of performance share units, or PSUs, and time-vesting restricted share units, or RSUs. To create and reinforce a “pay for performance” philosophy and culture, and increase alignment with the expectations of investors in the Company, the annual cash incentives and equity components of compensation comprise the vast majority of the total compensation of our NEOs. In setting target compensation, the Committee annually reviews and assesses the total compensation opportunity for each NEO against comparable executives within the list of comparator companies selected by the Committee to serve as a market benchmark, along with other comparative factors. Although there is no targeted mix of compensation elements, the proportion of compensation designed to be delivered in variable pay versus base salary increases with the ability of the executive to influence overall Company performance.

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For 2019, the percentage of targeted direct compensation provided in the form of annual and long-term incentives tied to the Company’s performance was between 54% to 74% for our executive officers who were NEOs as of December 31, 2019. As reflected under the “2019 summary compensation table”, actual compensation paid provided in the form of such incentives was between 53% to 73% of total compensation for our executive officers who were NEOs as of December 31, 2019.

*	Mr. Johnson was not granted any equity awards for his services as the Company’s Chief Executive Officer in 2019. Additionally, compensation for Mr. Goudis, who resigned as the Company’s Chief Executive Officer as of January 8, 2019, is not included.

Percentages may not total 100% due to rounding.

In 2019, grants to NEOs (other than Messrs. Johnson and Goudis) pursuant to our long-term incentive program consisted of PSUs (~75% of equity value) and RSUs (~25% of equity value). With this allocation of equity awards, the Company’s executive compensation program retains its most effective feature, its direct emphasis on multi-year performance. This ensures that NEO pay is aligned with the Company’s performance over several years, while also aligning the interests of NEOs with our shareholders through share ownership. The NEOs each received PSUs and RSUs in February 2019 as part of their long-term incentive award granted in the ordinary course.

The use of PSUs accomplishes the following goals:

•	increase alignment of equity compensation with shareholder value;

•	reward management for accelerating the Company’s growth;

•	align executives with shareholders through share ownership (provided the PSUs are earned);

•	broaden performance focus and accountability of our NEOs; and

•	require sustained operating performance for PSUs to be earned.

For his Board service, Mr. Johnson’s 2019 equity grant consisted only of time-vested RSUs, structured in the same manner and amount as other non-executive director equity grants. As a result of his termination in January 2019, Mr. Goudis did not receive an equity award in 2019.

Say on pay

At our 2019 annual general meeting, our shareholders demonstrated their strong support of our executive compensation program, with approximately 99% of votes cast in favor of the advisory “say on pay” vote proposal. We believe this vote reflects strong support for our executive compensation program structure, which focuses on optimizing (a) incentives and metrics that result in the greatest degree of alignment with shareholder interests, and (b) recruitment, engagement, motivation and retention of executives. Although no changes were made to our executive compensation program based on the 2019 say-on-pay vote, we continue to evaluate our program to find ways we can further align management incentives with shareholder interests, which we view to be essential to our long-term success.

30	Executive compensation

Things we do	Things we don’t do

Our executive compensation program is simple in design, and follows guidelines that have repeatedly proven effective in creating a “pay for performance” culture and a keen focus on profitability, as well as retaining key executives. These guidelines include:

☑  tying the vast majority of the income opportunity available to our NEOs to long-term growth in shareholder value;

☑  incorporating a performance measure or measures related to improving, in the case of PSUs, several metrics tied to creating shareholder value to trigger the vesting of annual equity awards for all NEOs;

☑  making annual incentive awards available only to the extent key financial performance goals ensuring profitable and efficient business growth are achieved;

☑  imposing caps on awards payable to each NEO under our annual incentive plan;

☑  the Committee retaining and regularly consulting with an independent compensation advisor;

☑  the Committee annually reviewing current public data regarding the Herbalife Nutrition Peer Group when compensation decisions are made;

☑  subjecting our Section 16 officers to compensation “clawbacks” in the event of a financial misstatement per the Company’s clawback policy; and

☑  encouraging our NEOs to hold Common Shares and/or vested equity awards with an aggregate value equal to five times base salary for our CEO, or two times base salary for our other NEOs.

The Committee is committed to maintaining and adopting prevailing best practices with regard to executive compensation. As such, we DO NOT DO the following:

☒   we do not guarantee our executives any annual incentive award amounts — all annual bonuses require financial performance against annually established goals as established by the Committee;

☒   we do not re-price or back-date equity awards;

☒   we do not issue equity awards with below market exercise prices;

☒   we do not provide supplemental retirement benefits;

☒   we do not provide excise tax gross ups to our NEOs;

☒   we do not encourage excessive or imprudent risk-taking;

☒   we do not provide perquisites to executive officers that are not provided to other employees, other than the spousal travel reimbursement; and

☒   we do not permit employees to hedge, pledge, short sell or engage in derivative transactions of our Common Shares.

Executive compensation program objectives

As a global nutrition business, we operate in an environment of challenging regulatory, economic and geopolitical uncertainty. We manufactured approximately 60% to 65% of our own inner nutrition products that are sold through a direct selling distribution channel and generated approximately 79% of our net sales outside the United States for the year ended December 31, 2019. Our success depends on the leadership of a highly-talented, adaptive and dedicated executive team. Our executive compensation program provides competitive rewards to our NEOs who contribute to our annual success in achieving growth in revenues and profitability, as well as making strategic decisions that should lead to increasing shareholder returns over time.

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The Committee believes that shareholder interests are advanced when the Company assembles, motivates and rewards a high-performing management team. To promote this objective, the Committee developed its executive compensation program guided by a “pay for performance” organizing framework and the resulting underlying principles listed below:

Principle	Implication on HLF Program	Rationale

The program must attract and encourage a long-term commitment from talented executives necessary to lead our global nutrition business and advance shareholders’ interests in a manner consistent with our company value of “operating with integrity and transparency”.

• Strong emphasis on long-term incentives and shareholder value creation. • Performance considerations reflect the Company’s values and strategy and an appropriate balance of risk and reward.

•  Focus on long-term performance and shareholder value helps mitigate risk and encourages growth.

•  Operating with integrity and transparency is a key corporate value that must be central to how we conduct our business.

Compensation opportunities must be competitive with the pay practices of companies that operate in global markets and enable us to attract and retain high-performing, highly-employable executive talent with similar executive skills and capabilities.

•  Peer group reflects the market in which we reasonably compete for executive talent.

•  We reference both proxy-sourced market data from our peer group as well as general industry survey data from Mercer (a nationally recognized compensation survey).

•  The Committee’s independent advisor provides the Committee with the 25th, 50th and 75th percentiles of market data to understand the scope of the market, with target compensation for top executives positioned relative to market references based on a variety of factors, including individual performance, internal equity, succession planning and business strategy.

•  Overall, our executives are within a competitive range of market, with appropriate variance based on incumbent-specific characteristics.

•  The Company recruits high-performing executives with known track records in competitive, complex and global businesses.

•  To attract the talent the Company needs to lead its business, compensation opportunities must be reasonably attractive to similar opportunities at our peers.

A majority of total compensation is at-risk and tied to achievement of annual financial and non-financial performance goals and improvement in long-term shareholder value.

•  75% of long-term incentives awarded in 2019 were performance-based and 25% were time-vesting equity (other than Mr. Goudis, who resigned from the Company in early January 2019, and Mr. Johnson, who received no equity for his services as Chief Executive Officer).

•  Value of PSUs align with sustained long-term shareholder value and vesting requires achievement of performance goals that support our business.

•  Annual and long-term incentive plans use growth objectives and profit objectives. These plans are forward-looking and backward-looking, to ensure a comprehensive set of metrics are used to consider overall performance of the Company and our executive team.

32	Executive compensation

Principle	Implication on HLF Program	Rationale

Incentive compensation must provide superior pay for superior performance that meets or exceeds the expectations of our shareholders.

•  Superior performance expectations are built into performance targets and ranges of our incentive plans such that when incentive targets are met, the Company is exceeding peer financial performance and meeting shareholder expectations.

•  Our incentive plans are calibrated to deliver above-median compensation for meeting superior performance targets, and, in the case of PSUs, deriving value through increased shareholder value.

• The only way for our executives to earn above-target compensation is by meeting or exceeding financial and non-financial goals.

Incentive compensation should reflect a balanced time horizon between annual and long-term performance in order to promote sustainable growth in the value of the enterprise.

•  Annual incentive is paid in cash, based on achievement of annual financial performance targets.

•  PSUs awarded in 2019 are earned based on achievement of the following three metrics over a performance period from January 1, 2019 to December 31, 2021: Local Currency Net Sales, Adjusted EBIT and Adjusted EPS.

•  A mix of cash and equity compensation is a competitive practice.

•  Paying a mix of cash and equity based on a “portfolio” of equity vehicles and performance metrics also helps balance risk within the pay program.

Long-term incentives should be provided in Company equity, where allowed by local law, to encourage executives to plan and act with the perspective of shareholders and with the Company’s vision, mission and values in mind, and be rewarded for the successful implementation of our growth strategies.

• In 2019, long-term incentive awards granted to NEOs (other than Messrs. Johnson and Goudis) consisted of 75% PSUs and 25% RSUs. • The Company has competitive stock ownership guidelines.

•  PSUs and RSUs align executive rewards with the Company’s sustained long-term performance and shareholder value creation.

•  Encouraging equity ownership further aligns executives with sustained performance and shareholder value.

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Purpose of compensation elements

The compensation and benefits program for our NEOs consists of and is designed to achieve the following:

Direct pay component	Purpose
Base salary	Provide a competitive foundation for total compensation to each executive in consideration of job scope and responsibilities, demonstrated sustained performance, capabilities and experience.
Annual cash incentives	Reward NEOs for the achievement of challenging annual financial targets that drive growth in shareholder value.
Long-term equity-based incentives (PSUs and RSUs)

Provide incentives for NEOs to develop strategic plans, and make tactical decisions that will enhance shareholder value, reward NEOs with participation in the creation of sustained long-term shareholder value and encourage successful NEOs to remain with the Company.

Indirect pay (benefits)
Retirement benefits	Encourage NEOs to build retirement resources by providing a match on deferred compensation in the Company’s 401(k) plan and Senior Executive Deferred Compensation Plan.
Life insurance benefits	Provide a competitive benefit in the event of death of an executive.
Severance benefits

Enable each NEO to focus his full time and attention on meeting the financial and operating objectives set by the Committee without fear of the financial consequences of an unexpected termination of employment.

Change in control benefits	Enable NEOs to focus on shareholder interests when considering strategic alternatives.

Establishing CEO compensation

The Chair of the Committee, with input from the independent compensation advisor, recommends the CEO’s compensation to the Committee in an executive session not attended by the CEO. Once a recommendation has been established by the Committee, the CEO’s compensation is reviewed with, and approved by, the independent members of the Board in an executive session.

Role of executive officers in executive compensation decisions

The CEO reviews compensation data gathered from a group of peer companies approved by the Committee and described under the subsection “— Peer Group”, or the Herbalife Nutrition Peer Group, and, along with general industry compensation surveys, considers each executive officer’s performance and scope of responsibility, and makes a recommendation to the Committee on changes to base salary, annual incentive awards and equity awards for each executive officer other than himself. The CEO participates in Committee meetings at the Committee’s request to provide relevant background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its independent compensation advisor and the knowledge and experience of Committee members in making compensation decisions.

34	Executive compensation

Base salaries

Base salaries for our NEOs are intended to reflect the scope of their responsibilities, performance, skills and experience as compared with relevant and comparable market talent. When establishing base salaries for NEOs, the Committee considers market data and positions target pay for the NEOs based on a number of factors, including experience and tenure of the executive, scope of responsibilities, business performance and individual performance.

The Committee generally reviews base salaries of our NEOs in February of each year. In its annual review of the base salaries for our NEOs in February 2019, the Committee determined to have the base salaries of our NEOs remain generally unchanged, except for increases to Dr. Agwunobi’s and Mr. Chiu’s base salaries. The chart below shows the 2018 and 2019 base salaries for each NEO, and the rationale for any salary changes in 2019 following the Committee’s annual review in February 2019.

NEO	2018 Salary(1)		2019 Salary		Rationale for Change

Michael O. Johnson	$300,000	(2)	$1,236,000	(3)	➢ Continued Chief Executive Officer Role

John Agwunobi	$525,000		$619,000	(4)

John G. DeSimone	$619,000		$619,000	(4)

David Pezzullo	$565,000		$565,000	(4)

Shin-Shing Bosco Chiu	$430,000		$450,000	(4)

(1)	Base salary as of December 31, 2018.

(2)	Base salary for services as Executive Chairman.

(3)	On January 8, 2019, the independent members of the Board approved a base salary increase for Mr. Johnson from $300,000 to $500,000 when he assumed the role as the Company’s Chief Executive Officer on a temporary basis. With Mr. Johnson continuing on as Chief Executive Officer longer than originally anticipated, the independent members of the Board subsequently approved an additional base salary increase for Mr. Johnson from $500,000 to $1,236,000, effective June 17, 2019.

(4)	The Committee approved the base salaries for each non-CEO NEO in February 2019, including a base salary increase for Dr. Agwunobi in connection with his promotion to Co-President from $525,000 to $619,000 and a base salary increase for Mr. Chiu from $430,000 to $450,000.

Annual incentive awards & long-term incentive program

Annual incentive awards

Our annual cash incentive plan is designed to motivate and reward the achievement of annual financial targets that create value for our shareholders. The Committee establishes financial performance targets and goals for our annual incentive plan each year, taking into consideration that such targets and goals align with and support the Company’s business strategy, recognize current business conditions, align with the current year financial budget, align with Wall Street analysts and public investor expectations and require performance that is competitive with those of the Herbalife Nutrition Peer Group. The criteria used for 2019 consisted of targeted Volume Points, serving as a proxy for sales, and targeted

Operating Income, subject to adjustments as discussed below, which ensures our executives make decisions that improve our profitability.

Incentive bonus awards are subject to approval by the Committee, and continuous employment through the date such bonus award payment is made. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may provide for payment of any incentive bonus award to a terminated employee, which award shall be paid at the time incentive bonus awards are paid to active employees.

Subject to the limits described above, target incentives for our executives are set by the Committee depending on the employee’s position, scope of responsibilities, ability to influence Company results, and competitive pay practices among the Herbalife Nutrition Peer Group.

Executive compensation	35

The chart below summarizes the 2019 annual incentive plan performance measures and weightings for our NEOs.

Weight in determining annual incentive
Volume Points	Operating Income
30%	70%

Targets and award determination

Annual financial performance targets are aligned to what we believe to be the expectations of our investors and what we believe is achievable at the time of the annual budget review process. The annual budget review for the 2019 performance period occurred in February 2019. Budget figures are built from the “bottom up” based on input from operating regions regarding trends in their respective markets, including the general economic environment, sale and consumption of our products, sales leader activity and retention, and the degree of risk in achieving forecasted revenue and expense levels.

For purposes of our annual incentive plan, the performance measures are defined as follows:

•	Volume Points are point values assigned to each of our products for use by the Company to determine an independent member’s sales achievement level. We assign a Volume Point value to a product when it is first introduced into a market and that value is unaffected by subsequent exchange rate and price changes. The specific number of Volume Points assigned to a product, generally consistent across all markets, is based on a Volume Point to suggested retail price ratio for similar products in the market. Volume Points, which are unaffected by exchange rates or price changes, are used by management as a proxy for sales trends because in general, excluding the impact of price changes, an increase in Volume Points in a particular geographic region or country indicates an increase in our local currency net sales while a decrease in Volume Points in a particular geographic region or country typically indicates a decrease in our local currency net sales. Management is evaluating our current approach to assigning and maintaining Volume Point value for certain products or markets in order to better align qualification thresholds across markets. Any changes to this approach may have an impact on the use of Volume Points as a proxy for sales trends in future periods.

•	Operating Income is the Company’s net sales less expenses, including royalty payments, costs of sales and general operating expenses adjusted for certain items, including without limitation currency fluctuations, which the Committee believes are not reflective of management’s performance and which are typically made public on a quarterly basis.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our NEOs to deliver financial results, with the appropriate level of risk-taking, against performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value. Our NEOs have the opportunity to earn annual incentive awards provided that the Company achieves aggressive growth targets in Volume Points and Operating Income.

Because we assign a Volume Point value to a product when it is first introduced into a market, which value is unaffected by subsequent exchange rate and price changes, we believe that Volume Points exhibit the most accurate available measure of organic growth or decline in the local demand for our products.

Motivating Operating Income growth ensures that Volume Point growth is achieved in a cost-effective manner and that cost efficiencies and productivity enhancements are pursued throughout the Company.

36	Executive compensation

The following table shows the performance targets set by the Committee with respect to 2019 and the Company’s performance relative to those targets.

2019 Annual incentive plan performance targets

Target	2019 Target	2019 Results		2019 Results as a % of target
Volume Points (millions)	6,238	6,069		97.3%
Operating income (millions)	$677.5	$660.8	(1)	97.5%

(1)	Operating Income presented as adjusted, as discussed below.

Annual incentive awards for 2019 are payable to our NEOs only if and to the extent Volume Points or Operating Income meet and exceed 95% of the applicable performance target. Targets are set at budget during the annual budget process, and modified, if necessary, at the first Board meeting of the performance period. For 2019 annual incentive plan performance purposes, our Operating Income was calculated consistent with our adjusted EPS presentations and earnings guidance provided to the investment community, adjusting for:

•	expenses related to regulatory inquiries and legal accruals;
•	Mexico VAT assessment;

•	income related to finalization of insurance recoveries; and

•	China grant income.

Our Operating Income was further adjusted to include the following for bonus purposes:

•	loss from changes in currency exchange rates; and

•	China growth program.

For 2019, target-level bonuses were awarded for results between 95% and 108% of the applicable target. Should 95% of the applicable financial target not be achieved, there is no bonus funding or payouts to the NEOs for that metric. To align with our sales-oriented culture and our desire to continuously strive for incremental performance improvements throughout the year, beginning with performance of 95% of target, potential payouts increase in “steps” for each performance hurdle shown below (i.e., payouts are not interpolated for performance outcomes between two levels). The Committee determined to increase the maximum percentage to 108% in order to encourage the Company’s high performance culture. This bonus scale is designed to encourage realistic target-setting and prudent risk-taking while simultaneously creating consequences for not meeting target and capping the potential payout in order to avoid excessive incentive awards as compared to performance. Our 2019 annual incentive performance (and corresponding payout) levels were established as follows:

2019 Annual incentive plan leverage

Performance Hurdles (% of Target) — Volume Points and Operating Income
		Threshold				Target				Maximum
	Below 95%	95%	96.25%	97.5%	98.75%	100%	102%	104%	106%	108%
Payout (% of Target)	0%	50%	62.5%	75%	87.5%	100%	125%	150%	175%	200%

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The following tables detail the Company’s performance for each metric under the Annual Incentive Plan, as well as the resulting payout for each of our NEOs.

2019 Actual bonus payout detail

2019 Actual Results

Metric	Weighting	Target Performance	Actual Performance	Actual Results (% of Target)
Volume Points (in millions)	30%	6,238	6,069	97.3%
Operating Income (millions)	70%	$677.5	$660.8	97.5%
Aggregate	100%

2019 Payouts

	Bonus Eligible Base Salary(1)	Target Bonus		Actual Bonus
Executive		(% off Salary)	$	$	(% of Target)(1)
Michael O. Johnson	$895,419	(2)	$1,343,129	$844,795	62.90%
John Agwunobi	$603,033	75%	$452,275	$322,246	71.25%
John G. DeSimone	$619,000	75%	$464,250	$330,778	71.25%
David Pezzullo	$565,000	75%	$423,750	$301,922	71.25%
Shin-Shing Bosco Chiu	$446,603	60%	$267,962	$190,923	71.25%

(1)	Calculated using prorated salaries for Mr. Johnson, Dr. Agwunobi and Mr. Chiu.

(2)	Target bonus for Mr. Johnson equal to 80% of base salary for the period from January 1, 2019 through June 16, 2019 ($300,000 for the period January 1, 2019 to January 7, 2019 and $500,000 for the period from January 8, 2019 through June 16, 2019), and 150% of base salary for the remainder of the 2019 year ($1,236,000 for the period from June 17, 2019 through December 31, 2019).

Long-term incentive awards

Each year, the Committee determines the form of equity grant. For 2019, the Committee maintained the equity mix and the performance measures applicable to long-term incentive awards to be comprised of 75% PSUs and 25% RSUs for our NEOs (other than Mr. Goudis, who resigned from the Company in early January 2019, and Mr. Johnson, who received no equity for his services as Chief Executive Officer, as described above under “Compensation program that aligns pay and performance”).

Additional details of the 2019 equity awards made to our NEOs can be found below and in the tabular disclosure below under “— 2019 Grants of plan-based awards.”

2019 Long-term incentive awards — annual grant program

NEO	PSU grant value(1)	Total PSUs awarded	RSU grant value(1)	Total RSUs awarded
Michael O. Johnson	—	—	$135,000	2,689
John Agwunobi	$960,000	17,103	$320,000	5,701
John G. DeSimone	$960,000	17,103	$320,000	5,701
David Pezzullo	$900,000	16,034	$300,000	5,344
Shin-Shing Bosco Chiu	$487,500	8,685	$162,500	2,895

(1)	Grant values are set by the Committee and vary slightly from amounts set forth in the 2019 Summary Compensation Table due in part to rounding down to the nearest whole unit in calculating the number of units granted on the grant date.

38	Executive compensation

Performance Share Units

In 2019, the Committee utilized PSUs as part of the Company’s long-term incentive program. All such PSUs awarded in 2019 will vest on December 31, 2021, subject to the Company’s achievement of the performance targets set by the Committee as measured over the three-year performance period beginning on January 1, 2019 and ending on December 31, 2021, subject further to continued Company service. Such targets were established based on the Company’s Five-Year Plan reviewed by the Company’s Board of Directors in February 2019. The number of PSUs that will become earned and vested will be determined based on the Company’s performance against the performance targets. As such, the minimum number of PSUs that may become earned is zero. The maximum number of PSUs that may become earned and vested is 200% of the target PSU award granted to the participant.

The number of PSUs that will become earned upon vesting is based on achievement of performance targets for Local Currency Net Sales, Adjusted EBIT and Adjusted EPS. Each of these metrics makes up one-third of the PSU award granted to the NEOs, and are defined as follows:

•	Local Currency Net Sales is the Company’s total reported net sales, adjusted in the same manner that the Company adjusts for public presentations and annual bonus purposes, including but not limited to adjustments for changes attributable to mergers, acquisitions, and divestitures not assumed in the Five-Year Plan, and adjusted to reflect currency rates assumed in the Five-Year Plan.

•	Adjusted EBIT is the Company’s earnings before interest or tax, adjusted in the same manner that the Company makes adjustments for public presentations and annual bonus purposes, including but not limited to adjustments to eliminate the impact of changes in currency exchange rates; tax settlement cost or accruals (non-income tax) relating to tax contingencies for tax matters related to periods prior to the beginning of the applicable performance period; long-term asset impairment charges; inventory reserves related to defective raw materials and finished goods obtained from third parties; expenses related to attacks on the Company’s business model, regulatory inquiries and regulatory settlements; litigation costs and settlements not budgeted for in the Five-Year Plan; China grant income; impact from business acquisitions and dispositions; impact from new accounting pronouncements adopted; and one-time costs related to internal restructuring transactions.

•	Adjusted EPS is the Company’s reported fully-diluted earnings per share calculated according to GAAP, adjusted in the same manner that the Company makes adjustments for public presentations and annual bonus purposes, including but not limited to adjustments to eliminate the impact of changes in currency exchange rates, tax settlement cost or accruals relating to tax contingencies for tax matters related to periods prior to the beginning of the applicable performance period; long-term asset impairment charges; inventory reserves related to defective raw materials and finished goods obtained from third parties; expenses related to attacks on the Company’s business model, regulatory inquiries and regulatory settlements; litigation costs and settlements not budgeted for in the Five-Year Plan; China grant income; impact from business acquisitions and dispositions; impact from new accounting pronouncements adopted; one-time costs related to internal restructuring transactions; valuation allowances for income tax and prior period tax settlement cost or accruals relating to income tax; changes in debt costs, capital structure and share count from the Five-Year Plan; non-cash interest costs relating to the Company’s convertible notes and prepaid forward share repurchase contract; and excess tax benefit related to share-based compensation exercises.

We believe that the grant of PSUs increases the alignment of equity compensation with shareholder value and reward our NEOs for accelerating the Company’s growth. Further, if PSUs are earned, the NEOs will be aligned with shareholders through share ownership. PSUs comprised 75% of the Company’s 2019 long-term incentive program for our NEOs (other than Mr. Goudis, who resigned from the Company in early January 2019, and Mr. Johnson, who received no equity for his services as Chief Executive Officer).

Restricted Stock Units

The Committee incorporated RSUs as a component of long-term equity compensation to the executive officers in order to align the Company’s compensation program with general market practices and align executives with shareholders through share ownership. RSUs awarded to our NEOs in fiscal year 2019 will vest, subject to continued employment, in three annual installments: 20% on the first and second anniversaries of the grant date and 60% on the third anniversary of the grant date. RSUs comprised 25% of the Company’s 2019 long-term incentive program for our NEOs (other than Mr. Goudis, who resigned from the Company in early January 2019, and Mr. Johnson, who received no equity for his services as Chief Executive Officer).

Equity award grant policy

It is the Company’s policy to make annual equity grants to all eligible employees during an “open trading window”, which typically begins the second trading day following our release of quarterly financial results. We also follow a quarterly grant approval process where awards are authorized for newly-hired employees and to newly promoted executives other than our executive officers. All equity awards made to our NEOs and other executives are

Executive compensation	39

made pursuant to this equity grant policy, which was approved by the Committee.

We encourage all Section  16 officers to utilize a 10b5-1 plan when exercising or selling any of the Company’s equity.

Hedging

Because hedging transactions often result in the establishment of a short position in company securities and limit or eliminate an employee’s ability to profit from an increase in value of a company’s securities, Company policy prohibits all employees, including Section 16 Officers, and all members of the Board from entering into hedging transactions with respect to the Company’s Common Shares.

Pledging

Company policy prohibits executives and directors from pledging their Common Shares as collateral for a loan or for any other purpose.

Clawback policy

The Board has adopted a policy that enables it to clawback incentive compensation earned by our Section 16 Officers and any other employee under certain circumstances as determined by the Board.

Benefits and perquisites

The Company’s U.S.-based employees, including the NEOs, participate in a variety of savings, health and welfare and paid time-off benefits typically provided by competitors for the services of the Company’s employees. Health and welfare and paid time-off benefits help ensure that the Company has a healthy, productive and focused workforce.

In addition, in fiscal year 2019, our NEOs were eligible to participate in the following executive benefits and perquisites:

•	Retirement Benefits — Our NEOs participate in our tax-qualified 401(k) Plan and our Senior Executive Deferred Compensation Plan described in more detail under “— Non-Qualified Deferred Compensation Plans.” We maintain these plans for the purposes of providing a competitive benefit, allowing NEOs an opportunity to defer compensation to encourage our NEOs to save for retirement. The 401(k) plan provides an employer match on the first 1% of employee deferral at 100%. On the next 5% of employee deferral, the employer match is 50%. The annual maximum employee deferral is $19,000 plus an additional $6,000 if over the age of 50. Employer matching contributions vest 100% after two years of service.
•	Employee Stock Purchase Plan — Our NEOs are eligible to participate in our broad-based Employee Stock Purchase Plan, or ESPP. The ESPP generally allows all U.S.-based employees and officers to purchase Common Shares through payroll deductions of up to 10% of their annual, eligible compensation up to a maximum of $25,000 per year. The price of Common Shares purchased under the ESPP is equal to 85% of the fair market value of the Common Shares on the specified purchase date. We maintain the ESPP for the purpose of providing eligible employees of the Company and its subsidiaries with an opportunity to participate in the Company’s success by purchasing Common Shares through payroll deductions.

•	Life Insurance — We provide basic life insurance coverage of 200% of base salary up to a maximum of $1,000,000 to our executives and up to $600,000 to all other eligible employees. This is a fully insured benefit. Employees are taxed on their imputed income from this benefit on coverage exceeding $50,000.

The Company does not provide perquisites to executive officers that are not provided to other employees, other than the spousal travel reimbursement, which we provide to support important business objectives. Building strong relations with Herbalife Nutrition Members is critical to our business. We host worldwide Member events to continue to strengthen our relations with Herbalife Nutrition Members and encourage our senior executives to invite their spouses or partners, as the case may be, to attend certain international Member events to help foster and build relationships with Herbalife Nutrition Members and their spouses or partners. Beginning August 2018, we reimburse senior executives for authorized travel expenses of an accompanying spouse or partner to Member events, including any related tax impact, in support of the Company’s business.

Employment and severance agreements

The Company previously entered into an employment agreement with Mr. Goudis, our former Chief Executive Officer. The agreement established the terms and conditions for the employment relationship the former executive had with the Company during 2018 and part of 2019 and specified compensation, executive benefits, preservation of confidential and proprietary information, non-solicitation, non-disparagement, and other conditions.

In conjunction with his resignation in January 2019, Mr. Goudis entered into the Separation Agreement, pursuant to which Mr. Goudis: (i) will not compete with the Company and its business between January 8, 2019 and December 31, 2019, or the Relevant Period, (ii) will not solicit any of the Company’s employees, distributors or customers during the Relevant Period, (iii) will not

40	Executive compensation

disparage, defame or make any negative or derogatory statements about the Company or any of its affiliates, past or current officers, directors, employees or members, and (iv) will cooperate with the Company in connection with any internal or external investigations. Additionally, the Separation Agreement includes a customary general release by Mr. Goudis of all claims against the Company and its affiliates and reinforces Mr. Goudis’ obligation to not disclose any confidential information. The foregoing items are collectively referred to as the Payment Requirements. In exchange for the foregoing, the Company will pay Mr. Goudis remuneration in the amount of $3,500,000, seventy-five percent (75%) of which was paid in equal installments between January 8, 2019 and November 30, 2019, and twenty-five percent (25%) of which was paid in a lump sum on the first regular payroll day after December 1, 2019. All such payments were contingent upon Mr. Goudis’ continued compliance with the Payment Requirements. Breach of any of the Payment Requirements will allow the Company to terminate any additional payments and recoup any previously paid amounts. Furthermore, the Separation Agreement provided that all of Mr. Goudis’ unvested equity awards as of the date of termination were forfeited, and any vested and unexercised stock appreciation rights would expire in accordance with their existing terms.

The Company entered into employment agreements with Dr. Agwunobi and Mr. DeSimone, both of which are effective March 30, 2020.

Pursuant to the employment agreement with Mr. Johnson, Mr. Johnson received an annual base salary of $1,236,000 (the “New Base Salary”) and was eligible for an annual bonus targeted at 150% of the New Base Salary. For the period prior to the June 17, 2019, Mr. Johnson was eligible for an annual bonus targeted at 80% of his prior base salary. With the new letter agreement entered into on June 17, 2019, Mr. Johnson was no longer eligible to receive any awards of equity-based or long-term incentive compensation, but remained eligible to participate in the health and welfare plans made available to Herbalife International of America’s employees generally. Additionally, Mr. Johnson was not eligible to receive any severance payment or any additional consideration in the event his employment was terminated for any reason, with or without notice, other than the pro-rata annual bonus for 2019, to the extent earned, based upon the number of days he was employed during 2019.

Pursuant to the employment agreement with John Agwunobi, Dr. Agwunobi will become Chief Executive Officer of the Company effective March 30, 2020. Starting on that date, Dr. Agwunobi will be entitled to a base salary of $900,000, eligibility for an annual bonus targeted at 115% of base salary, and participation in the Company’s long-term incentive plan, with the size, form, and timing of grants, if any, subject to the approval of the Board’s

Compensation Committee. Dr. Agwunobi will receive equity incentive awards for 2020 having an aggregate grant date fair value equal to $3,500,000, of which 75% will be granted in the form of performance-based stock units (with performance criteria previously approved by the Compensation Committee) and 25% will be granted in the form of time-based stock units. Additionally, Dr. Agwunobi will continue to participate in the Herbalife International of America, Inc. Executive Officer Severance Plan, or the Severance Plan, in accordance with the terms and conditions thereof.

Pursuant to the employment agreement with John DeSimone, Mr. DeSimone will be President of the Company effective March 30, 2020. Starting on that date, Mr. DeSimone will be entitled to a base salary of $695,000, eligibility for an annual bonus targeted at 80% of base salary, and participation in the Company’s long-term incentive plan, with the size, form, and timing of grants, if any, subject to the approval of the Board’s Compensation Committee. Mr. DeSimone will receive equity incentive awards for 2020 having an aggregate grant date fair value equal to $2,250,000, of which 75% will be granted in the form of performance-based stock units (with performance criteria previously approved by the Compensation Committee) and 25% will be granted in the form of time-based stock units. Additionally, Mr. DeSimone will participate in the Severance Plan in accordance with the terms and conditions thereof, and the severance agreement the Company previously entered into with Mr. DeSimone will have no further force or effect after March 30, 2020 (the “Prior Severance Agreement”). The Prior Severance Agreement contains severance and change in control provisions as detailed further below. This severance agreement will have no further force or effect after March 30, 2020. Further, Messrs. Pezzullo and Chiu participate in the Severance Plan, which was approved by the Committee on October 31, 2016 and made effective as of November 1, 2016. Mr. Goudis was also a participant of the Severance Plan prior to his separation from the Company in January 2019.

As a result of these agreements, each of the NEOs who are still with the Company is eligible for certain benefits and payments if his employment terminates for various reasons or as a result of a change in control of the Company, as applicable. The Company has provided these benefits to these NEOs to allow them to focus on the value of strategic alternatives to shareholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control. Separation benefits include cash payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated executive to find another job. Separation benefits are intended to ease the consequences to the executive of an unexpected termination of employment. The Company requires a

Executive compensation	41

general release with non-compete and non-solicitation provisions in connection with the individual separation agreements.

We consider it likely that it will take more time for higher-level employees to find new employment commensurate with their prior experience, and therefore senior management generally are paid severance for a longer period. Additional payments may be approved by the Committee in some circumstances as a result of negotiation with executives, especially where the Company desires particular non-disparagement, cooperation with litigation, non-competition and non-solicitation terms.

These severance arrangements specifically detail various provisions for benefits and cash payments in the event of a separation. Generally, these agreements provide for certain benefits upon death, disability, resignation by the executive with good reason or termination by the Company without cause. They also provide for the acceleration of unvested equity awards in connection with a change in control.

The equity compensation awards granted to the NEOs contain change in control and termination provisions. In general, these arrangements provide for benefits upon a termination of such executive’s employment in connection with a change in control. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change in control of the Company. Based on a competitive analysis of the severance and change in control arrangements maintained by the corporations in the Herbalife Nutrition Peer Group, the Committee believes that these benefits are customary among the Herbalife Peer Group for executives in similar positions. Please refer to the discussion under “— Potential Payments Upon Termination or Change in Control” for a more detailed discussion of our severance and change in control arrangements.

Compensation advisor

The Committee retained Meridian Compensation Partners LLC through 2019 to assist in evaluating our executive compensation programs and in setting executive officer compensation.

During its period of engagement in 2019, Meridian regularly participated in Committee meetings and advised the Committee with respect to compensation trends and best practices, plan design, competitive pay levels, CEO long-term performance equity grants, individual pay decisions with respect to our NEOs and other executive officers, and proxy statement disclosure. While Meridian regularly consulted with management in performing work requested by the Committee, Meridian did not perform any separate services for management.

The Committee has determined that Meridian is independent and that its work with the Committee during fiscal year 2019 did not raise any conflict of interest.

42	Executive compensation

Peer group

Our level of compensation for our NEOs was compared to compensation paid by the Herbalife Nutrition Peer Group. The criteria used to identify the Herbalife Nutrition Peer Group were: (1) principal operations in the U.S. with an international presence — we operate in 94 countries around the world in a highly regulated business where approximately 79% of our net sales for the year ended December 31, 2019, were generated outside of the United States; (2) financial scope — our management talent should be similar to that of companies of a similar size in terms of revenues and market capitalization; (3) industry — we compete for talent with other companies in consumer product related industries; and (4) common “peer of peers” — we examined companies that are most frequently considered peers by Herbalife Nutrition’s peers. Annually, the Committee reviews the peer group and updates the group as appropriate.

With respect to pay decisions regarding 2019 NEO compensation, the industry peer group was comprised of the seventeen (17) companies listed below. All of the peer companies were within the range of approximately 50% and 200% of Herbalife’s trailing twelve-month revenues at the time the peer group was established in July 2018. The peer group median revenue of $5.7 billion and median market capitalization of $9.6 billion, in each case at the time the Herbalife Nutrition Peer Group was established, were comparable to those of Herbalife Nutrition. During this period, the Herbalife Nutrition Peer Group consisted of the following:

Company	Industry	Revenue (last twelve months)* ($ millions)		Market capitalization* ($ millions)
Avon Products Inc.	Personal Products	$4,951		$2,501
Campbell Soup Co	Packaged Foods and Meats	$8,088		$14,908
Church & Dwight Inc.	Household Products	$4,358		$17,262
The Clorox Company	Household Products	$6,133		$19,270
Conagra Brands, Inc.	Packaged Foods and Meats	$10,532		$16,663
Coty Inc.	Personal Products	$8,394		$8,526
Dr Pepper Snapple Group, Inc.	Soft Drinks	$—	(1)	$—	(1)
Edgewell Personal Care Co	Personal Products	$2,138		$1,681
Hain Celestial Group Inc.	Packaged Foods and Meats	$2,239		$2,708
International Flavors & Fragrances	Specialty Chemicals	$5,140		$13,776
The J.M. Smucker Company	Packaged Foods and Meats	$7,651		$11,877
McCormick & Co, Inc.	Packaged Foods and Meats	$5,347		$22,572
Nu Skin Enterprises Inc.	Personal Products	$2,420		$2,276
Post Holdings Inc.	Packaged Foods and Meats	$5,727		$7,715
Spectrum Brands Holdings, Inc.	Household Products	$3,793		$3,139
TreeHouse Foods, Inc.	Packaged Foods and Meats	$4,289		$2,726
Tupperware Brands Corp	Housewares and Specialties	$1,887		$420
Herbalife Nutrition Ltd.	Personal Products	$4,877		$6,545
Percentile Rank		46%		45%

*	As of December 31, 2019.

(1)	As of July 2018, Dr Pepper Snapple Group, Inc. became a business unit of Keurig Dr Pepper.

Executive compensation	43

After reviewing the peer group in July 2019, Dr. Pepper Snapple Group was removed from the Herbalife Nutrition Peer Group due to acquisition. For 2020 pay decisions, the Herbalife Nutrition Peer Group will consist of the following:

Company	Industry	Revenue (last twelve months)* ($ millions)	Market capitalization* ($ millions)
Avon Products Inc.	Personal Products	$4,951	$2,501
Campbell Soup Co	Packaged Foods and Meats	$8,088	$14,908
Church & Dwight Inc.	Household Products	$4,358	$17,262
The Clorox Company	Household Products	$6,133	$19,270
Conagra Brands, Inc.	Packaged Foods and Meats	$10,532	$16,663
Coty Inc.	Personal Products	$8,394	$8,526
Edgewell Personal Care Co	Personal Products	$2,138	$1,681
Hain Celestial Group Inc.	Packaged Foods and Meats	$2,239	$2,708
International Flavors & Fragrances	Specialty Chemicals	$5,140	$13,776
The J.M. Smucker Company	Packaged Foods and Meats	$7,651	$11,877
McCormick & Co, Inc.	Packaged Foods and Meats	$5,347	$22,572
Nu Skin Enterprises Inc.	Personal Products	$2,420	$2,276
Post Holdings Inc.	Packaged Foods and Meats	$5,727	$7,715
Spectrum Brands Holdings, Inc.	Household Products	$3,793	$3,139
TreeHouse Foods, Inc.	Packaged Foods and Meats	$4,289	$2,726
Tupperware Brands Corp	Housewares and Specialties	$1,887	$420
Herbalife Nutrition Ltd.	Personal Products	$4,877	$6,545
Percentile Rank		46%	45%

*	As of December 31, 2019.

Tax implications

Section 162(m) of the Code

The Tax Act was signed into law on December 22, 2017. Prior to the enactment of such law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction for compensation over $1 million paid to our NEOs who are “covered employees” under this rule. Performance-based compensation was exempt from this deduction limitation if specified requirements set forth in the Code and applicable Treasury Regulations were met. Our 2005 Stock Incentive Plan, 2014 Stock Incentive Plan, grants of stock options, stock appreciation rights and PSUs were designed with the intent to be deductible (or, as applicable, permit the grant of awards that could be deductible) under Section 162(m). Commencing with our fiscal year 2018 year, the Tax Act eliminated the performance-based compensation exception to the deductibility limitation under Section 162(m), other than with respect to certain “grandfathered” performance-based awards granted prior to November 2, 2017; provided such awards are not materially modified.

As in prior years, the Committee will continue to take into account the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, but reserves its right to continue to make compensation decisions based on other factors if it determines that it is in the best interests of the Company and its shareholders to do so. Further, interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the control of the Committee, may affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be deductible in the future.

44	Executive compensation

Compensation Committee report

The Compensation Committee of the Board of Directors is currently composed of four independent directors. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on its review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2020

Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Michael Montelongo (Chairperson)

Hunter C. Gary

Nicholas Graziano

Margarita Paláu-Hernández

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Executive officers of the registrant

NEO	Age	Position with the company	Officer since
Michael O. Johnson	65	Chairman and Chief Executive Officer(1)	2003
Dr. John Agwunobi	55	Co-President, Chief Health and Nutrition Officer(1)	2018
John DeSimone	53	Co-President, Chief Strategic Officer(2)	2009
David Pezzullo	54	Chief Operating Officer	2014
Shin-Shing Bosco Chiu	53	Chief Financial Officer	2010
Alan Hoffman	53	Executive Vice President, Global Corporate Affairs	2014
Robert Levy	61	Executive Vice President, Worldwide Distributor Affairs and Latin America	2004
Henry Wang	50	Executive Vice President, General Counsel and Corporate Secretary	2018
Edi Hienrich	58	Senior Vice President and Managing Director, EMEA and India	2009
Thomas Harms	58	Senior Vice President and Managing Director, China and APAC	2017
Alexander Amezquita	46	Senior Vice President, Finance, Strategy and Investor Relations	2017

(1)	As part of the Company’s management succession plan, effective March 30, 2020, Mr. Johnson will step down from the Chief Executive Officer position, and Dr. Agwunobi will become the Company’s Chief Executive Officer. Additionally, effective April 29, 2020, Dr. Agwunobi will become the Chairman of the Board upon his election to the Board.

(2)	Effective March 30, 2020, Mr. DeSimone will become the Company’s President.

Set forth below is a brief description as of the date hereof regarding the business experience of all executive officers other than Dr. Agwunobi, who is also a director and whose business experience is set forth under “ — Proposals to be voted on at the meeting – Proposal 1: The election of directors”.

Mr. Johnson is the Chairman and Chief Executive Officer of the Company and has held such positions since 2007 and January 2019, respectively. He previously served as the Company’s Executive Chairman from June 2017 until January 2019 and as the Company’s Chief Executive Officer from April 2003 until May 2017. Prior to joining the Company, Mr. Johnson spent 17 years with The Walt Disney Company, where he served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.

Mr. DeSimone is Co-President and Chief Strategic Officer of the Company and has held this position since May 2018. From January 2010 until May 2018, Mr. DeSimone served as the Company’s Chief Financial Officer. Mr. DeSimone joined the Company in November 2007 as Senior Vice President, Corporate Financial Planning and Analysis and was promoted to the position of Senior Vice President, Finance & Distributor Operations in January 2009. Mr. DeSimone received his Bachelor of Science in Business Administration from Bryant College (now known as Bryant University).

Mr. Pezzullo is the Chief Operating Officer of the Company and has held this position since August 2017. Mr. Pezzullo was the Company’s Executive Vice President, Worldwide Operations from February 2012 until August 2017, and was the Company’s Senior Vice President, Global Manufacturing from August 2010 until February 2012. Mr. Pezzullo joined the Company in August 2004 as the Senior Vice President of Finance and Chief Accounting Officer. Mr. Pezzullo received his Bachelor of Science in Business Administration from Bryant College (now known as Bryant University).

Mr. Chiu is Chief Financial Officer of the Company and has held this position since May 2018. From November 2011 until May 2018, Mr. Chiu served as the Company’s Senior Vice President and Principal Accounting Officer. Mr. Chiu joined the Company in 1993, and prior to his appointment as the Company’s Senior Vice President and Principal Accounting Officer, held progressive roles and responsibilities over various accounting functions at the Company. Mr. Chiu holds a bachelor degree from University of Hong Kong and a master degree from University of Wisconsin at Madison.

Mr. Hoffman is the Executive Vice President, Global Corporate Affairs of the Company and has held this position since August 2014. Prior to joining the Company, Mr. Hoffman served as the Senior Vice President for Global Public Policy at PepsiCo. Before joining PepsiCo, Mr. Hoffman served as Deputy Chief of Staff to the Vice President of the United States, Joe Biden, and Deputy Assistant to the President of the United States, Barack Obama. Mr. Hoffman holds a Juris Doctorate and Masters of Public Administration from the University of Southern California in Los Angeles and a Bachelor of Arts degree from Lafayette College in Easton, Pennsylvania.

46	Executive compensation

Mr. Levy is the Executive Vice President of Worldwide Distributor Affairs and Latin America of the Company and has held this position since December 2019. From May 2018 until December 2019, Mr. Levy was the Executive Vice President of the Americas and Worldwide Distributor Affairs, from August 2017 to May 2018, the Executive Vice President of the Americas, and from December 2013 to August 2017, the Executive Vice President of APAC, China, EMEA and Worldwide Sales and Marketing. Prior to such roles, Mr. Levy held progressive roles and responsibilities at the Company over various operations, sales and distributor-facing functions around the globe, having joined the Company in November 1994. Mr. Levy holds a Bachelor of Arts degree in economics from Boston University.

Mr. Wang is Executive Vice President, General Counsel and Corporate Secretary of the Company. He has been the Executive Vice President, General Counsel since May 2018 and the Corporate Secretary since February 2019. Mr. Wang was Senior Vice President, Deputy General Counsel and Chief Compliance Officer from August 2016 until May 2018. Mr. Wang joined the Company in December 2013 as Senior Vice President, Associate General Counsel, from the law firm of Lee, Tran, Liang and Wang LLP. Prior to that, he was a partner at Manatt, Phelps & Philips LLP, and Reed Smith LLP. Mr. Wang holds a bachelor’s degree from University of California, Berkeley and a Juris Doctor from Tulane University Law School.

Mr. Hienrich is the Company’s Senior Vice President and Managing Director for EMEA region and India. He has been Senior Vice President and Managing Director for EMEA since July 2009, and for India since January 2016.

Prior to such roles, Mr. Hienrich held progressive roles and responsibilities at the Company over various operations functions around the globe, having joined the Company in November 1989. Mr. Hienrich holds a Bachelor of Arts degree in economics and a Master of Business Administration.

Mr. Harms is the Company’s Senior Vice President and Managing Director, China and APAC and has held this position since August 2017. From September 2016 to August 2017, Mr. Harms was the Vice President of Special Initiatives, and from August 2014 to September 2016, the Vice President of Sales and Marketing, Business Development and Member Services – EMEA. Prior to such roles, Mr. Harms held progressive roles and responsibilities over various operations, marketing and distributor-facing functions around the globe, having joined the Company in May 2001. Mr. Harms holds a Master of International Management from the Thunderbird School of Global Management and a Bachelor of Science from University of Redlands.

Mr. Amezquita is the Company’s Senior Vice President, Finance, Strategy and Investor Relations and has held this position since November 2018. From October 2017 to November 2018, Mr. Amezquita was the Senior Vice President, Finance and Strategic Planning. Prior to joining the Company in October 2017, Mr. Amezquita was Senior Vice President at Moelis and Company from August 2012 to October 2017. Mr. Amezquita holds an MBA in finance from the Wharton School at the University of Pennsylvania, and a Master and Bachelor of Science degree in electrical and computer engineering from Carnegie Mellon University.

Executive compensation	47

2019 Summary compensation table

The following table sets forth the total compensation for the fiscal years ended December 31, 2019, 2018 and 2017, of the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other most highly compensated executive officers*:

Name and principal position	Year	Salary ($)	Stock Awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)		Total ($)
Michael Johnson	2019	873,692	134,988	—	844,795	229,483	(3)	2,082,958
Chief Executive Officer	2018	436,346	134,987	—	658,296	16,711		1,246,340
	2017	902,356	—	2,500,012	1,618,172	330,392		5,350,932

Dr. John Agwunobi*	2019	600,923	1,279,989	—	322,246	21,662	(4)	2,224,820
Co-President and Chief Health and Nutrition Officer	2018	506,589	1,279,829	—	576,841	18,537		2,381,796
	—	—	—	—	—	—		—

John G. DeSimone	2019	619,000	1,279,989	—	330,778	46,001	(5)	2,275,768
Co-President and Chief Strategic Officer	2018	619,000	1,279,829	—	858,863	72,487		2,830,179
	2017	619,000	—	1,735,021	365,597	22,552		2,742,170

David Pezzullo	2019	565,000	1,199,947	—	301,922	44,063	(6)	2,110,932
Chief Operating Officer	2018	551,850	1,199,915	—	765,691	45,161		2,562,617
	2017	485,699	549,976	683,251	310,078	21,402		2,050,407

Shin-Shing Bosco Chiu* Chief Financial Officer	2019	446,154	649,985	—	190,923	16,245	(7)	1,303,307
	2018	409,198	649,839	—	409,599	15,123		1,483,759
	—	—	—	—	—	—		—

Richard Goudis(8)	2019	46,154	—	—	—	1,535	(9)	47,689
Former Chief Executive Officer	2018	1,000,000	4,999,963	—	—	102,362		6,102,325
	2017	873,689	3,193,983	1,806,020	735,110	31,243		6,640,045

*	Dr. Agwunobi and Mr. Chiu were NEOs for the first time in fiscal year 2018. Accordingly, only information relating to their fiscal years 2018 and 2019 compensation is included in the compensation tables and related discussions of NEO compensation.

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 regarding assumptions underlying valuation of equity awards. For the 2019 PSU grants, the grant date fair values of such awards, assuming performance at the maximum level would be $1,919,983 for each of Dr. Agwunobi and Mr. DeSimone, $1,799,977 for Mr. Pezzullo and $974,978 for Mr. Chiu.

(2)	Incentive plan amounts determined as more specifically discussed under “— Compensation discussion and analysis — Annual incentive awards & long-term incentive program — Targets and award determination.”

(3)	Amounts disclosed in this column for Mr. Johnson include: (i) $20,779 in deferred compensation which represents the Company’s matching contribution earned in 2019 but credited to Mr. Johnson’s account in 2020; (ii) $630 in Company-paid premiums for executive life insurance; (iii) $9,800 in Company-paid 401(k) matching contributions; (iv) $110,526 attributable to personal use of private aircraft; and (v) $65,047 for authorized spousal travel expenses related to distributor events pursuant to the Company’s Senior Executive Event Travel Policy and $22,701 in tax gross-ups related thereto.

(4)	Dr. Agwunobi’s other compensation includes: (i) $11,232 in deferred compensation which represents the Company’s matching contribution earned in 2019 but credited to Dr. Agwunobi’s account in 2020; (ii) $630 in Company-paid premiums for executive life insurance; and (iii) $9,800 in Company paid 401(k) matching contributions.

(5)	Amounts disclosed in this column for Mr. DeSimone include: (i) $11,865 in deferred compensation which represents the Company’s matching contribution earned in 2019 but credited to Mr. DeSimone’s account in 2020; (ii) $630 in Company-paid premiums for executive life insurance; (iii) $9,800 in Company-paid 401(k) matching contributions; and (iv) $16,369 for authorized spousal travel expenses related to distributor events pursuant to the Company’s Senior Executive Event Travel Policy and $7,337 in tax gross-ups related thereto.

(6)	Amounts disclosed in this column for Mr. Pezzullo include: (i) $9,975 in deferred compensation which represents the Company’s matching contribution earned in 2019 but credited to Mr. Pezzullo’s account in 2020; (ii) $630 in Company-paid premiums for executive life insurance; (iii) $9,800 in Company-paid 401(k) matching contributions; and (iv) $16,336 for authorized spousal travel expenses related to distributor events pursuant to the Company’s Senior Executive Event Travel Policy and $7,322 in tax gross-ups related thereto.

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(7)	Amounts disclosed in this column for Mr. Chiu include: (i) $5,815 in deferred compensation which represents the Company’s matching contribution earned in 2019 but credited to Mr. Chiu’s account in 2020; (ii) $630 in Company-paid premiums for executive life insurance; and (iii) $9,800 in Company paid 401(k) matching contributions.

(8)	Mr. Goudis resigned as the Company’s Chief Executive Officer as of January 8, 2019.

(9)	Amount disclosed in this column for Mr. Goudis reflects Company-paid 401(k) matching contributions.

2019 Grants of plan-based awards

The following table sets forth all grants of plan-based awards made to the NEOs during the fiscal year ended December 31, 2019. For further discussion regarding the grants see “— Compensation discussion and analysis — Annual incentive awards and long-term incentive awards — Long-term incentive awards”.

NEO	Grant Date(1)	Estimated future payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards(1)			All other stock awards: number of shares or stock units (#)	Exercise of base price of SAR Awards ($/share)	Grant date fair value of Stock Awards(2) ($)
		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Michael Johnson		1,343,129	(3)	2,686,258	(3)
	05/06/2019					2,689	2,689	2,689	—	—	134,988
John Agwunobi		452,275	(4)	904,550	(4)
	02/21/2019					14,252	22,804	39,907	—	—	2,239,980
John G. DeSimone		464,250		928,500
	02/21/2019					14,252	22,804	39,907	—	—	2,239,980
David Pezzullo		423,750		847,500
	02/21/2019					13,361	21,378	37,412	—	—	2,099,936
Shin-Shing Bosco Chiu		267,962	(5)	535,924	(5)
	02/21/2019					7,237	11,580	20,265	—	—	1,137,474
Richard Goudis(6)	—	—		—		—	—	—	—	—	—

(1)	All equity grants to NEOs, other than Mr. Johnson, were approved by the Committee in February 2019. The equity grant to Mr. Johnson, as Chairman of the Board, was approved by the independent members of the Board in April 2019. All equity grants reflected in this table were made under the 2014 Stock Incentive Plan.

(2)	For the 2019 PSU grants, the grant date fair value above was calculated assuming performance at the maximum level.

(3)	Estimated future payouts for Mr. Johnson are based upon a prorated bonus eligible salary of $895,419.

(4)	Estimated future payouts for Dr. Agwunobi are based upon a prorated bonus eligible salary of $603,033.

(5)	Estimated future payouts for Mr. Chiu are based upon a prorated bonus eligible salary of $446,603.

(6)	Mr. Goudis resigned as the Company’s Chief Executive Officer as of January 8, 2019.

Executive compensation	49

Narrative disclosure to summary compensation table and grants of plan-based awards

Equity Awards. In fiscal year 2019, we granted each of our NEOs long-term performance-based compensation in the form of PSUs and RSUs (other than Mr. Johnson, who did not receive any equity awards for his services as the Company’s Chief Executive Officer but received a Board equity award, and Mr. Goudis, who resigned as the Company’s Chief Executive Officer as of January 8, 2019). The number of PSUs granted was calculated by dividing 75% of the total equity award value by the closing price of our stock on the date of grant. All equity awards shown in this table were granted under the 2014 Stock Incentive Plan. PSUs awarded to our NEOs in fiscal year 2019 will vest, subject to continued employment, on December 31, 2021, and subject further to the achievement of the performance targets set by the Committee as measured over the performance period beginning on January 1, 2019 and ending on December 31, 2021 as determined by the Committee. Such targets were established based on the Five-Year Plan. The number of PSUs that will become earned and vested will be determined based on the Company’s performance against the performance targets. As such, the minimum number of PSUs that may become earned and vested is 0%. The maximum number of PSUs that may become earned and vested is 200% of the PSU award granted to the participant. The final number of PSUs earned also will be based on achievement of Local

Currency Net Sales, Adjusted EBIT and Adjusted EPS targets as further discussed in the “Long-Term Incentive Awards” section. Other than Mr. Johnson, RSUs awarded to our NEOs in fiscal year 2019 will vest, subject to continued employment, in three annual installments: 20% on the first and second anniversaries of the grant date and 60% on the third anniversary of the grant date. Mr. Johnson, as Chairman of the Board, received an equity award in 2019 which consisted solely of RSUs, which vest April 15, 2020 along with the equity grants of the other members of the Board, as more fully described in subsection “2019 Director Compensation”. The circumstances pursuant to which PSUs and RSUs have accelerated vesting are described below in the section entitled “— Potential Payments Upon Termination or Change in Control.

Non-Equity Incentive Plan Compensation Awards. These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our NEOs as annual incentive bonuses for fiscal year 2019. Target bonus amounts assume achievement of the objective goals at the target amounts. Maximum bonus amounts assume achievement of the objective goals at the maximum for a payout of 200% of target. The NEOs received actual bonuses for fiscal year 2019 in the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table.

50	Executive compensation

Outstanding equity awards at 2019 fiscal year-end

The following table sets forth equity awards of the NEOs outstanding as of December 31, 2019.

NEO	Grant Date	Option/Stock Appreciation Right Awards					Stock Unit Awards
		Number of securities underlying unexercised options/SARs (#) exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options/SARs (#)	Exercise Price ($)	Expiration date		Equity incentive plan awards: number of unearned stock units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Michael Johnson	12/19/2013	302,662		39.79	12/19/2023	(1)
	05/09/2016	335,908		31.255	05/09/2026	(1)
	02/27/2017	70,620	105,932	28.595	02/27/2027	(2)
	05/06/2019						2,689	(3)	$128,185
John Agwunobi	02/29/2016	55,324		27.375	02/28/2026	(1)
	02/27/2017	8,474	12,172	28.595	02/27/2027	(4)
	02/26/2018						22,246	(5)	$1,060,467
	02/26/2018						5,932	(6)	$282,778
	02/21/2019						17,103	(7)	$815,300
	02/21/2019						5,701	(6)	$271,767
John G. DeSimone	05/09/2016	116,560		31.255	05/09/2026	(1)
	02/27/2017	49,012	73,516	28.595	02/27/2027	(2)
	02/26/2018						22,246	(5)	$1,060,467
	02/26/2018						5,932	(6)	$282,778
	02/21/2019						17,103	(7)	$815,300
	02/21/2019						5,701	(6)	$271,767
David Pezzullo	05/18/2011	20,764		26.645	05/18/2021	(1)
	03/01/2012	6,816		33.85	03/01/2022	(1)
	12/19/2013	29,508		39.79	12/19/2023	(1)
	05/09/2016	43,668		31.255	05/09/2026	(1)
	02/27/2017	18,360	27,542	28.595	02/27/2027	(2)
	08/03/2017						16,806	(8)	$801,142
	02/26/2018						20,856	(5)	$994,206
	02/26/2018						5,562	(6)	$265,141
	02/21/2019						16,034	(7)	$764,341
	02/21/2019						5,344	(6)	$254,748
Shin-Shing Bosco Chiu	12/19/2013	24,212		39.79	12/19/2023	(1)
	05/07/2015	42,500		23.90	05/07/2025	(1)
	05/09/2016	15,450		31.255	05/09/2026	(1)
	02/27/2017	6,496	9,746	28.595	02/27/2027	(2)
	02/26/2018						11,296	(5)	$538,480
	02/26/2018						3,012	(6)	$143,582
	02/21/2019						8,685	(7)	$414,014
	02/21/2019						2,895	(6)	$138,005
Richard P. Goudis(9)	—	—	—	—	—		—		—

(1)	These SARS fully vested on December 31, 2019.

(2)	These SARs fully vested in February 2020, three years from the grant date, and were subject to potential, partial early vesting, provided that the applicable sales leader retention performance criteria were met.

(3)	Subject to continued Company service, these RSUs vest 100% on April 15, 2020.

(4)	Subject to continued Company service, these SARs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date.

(5)	These PSUs vest 100% on December 31, 2020 subject to continued employment and provided that the applicable performance criteria are met. The number of PSUs reflected assumes a target level of performance.

(6)	Subject to continued Company service, these RSUs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date.

(7)	Subject to continued employment, these PSUs vest 100% on December 31, 2021 provided that the applicable performance criteria are met. The number of PSUs reflected assumes a target level of performance.

(8)	Subject to continued employment, these PSUs vest 100% on December 31, 2019, provided that the applicable performance criteria are met. The number of PSUs reflected assumes a target level of performance.

(9)	Pursuant to the terms of the Separation Agreement, Mr. Goudis forfeited all equity grants issued in 2018 in addition to all other unvested equity grants. Additional details of the Separation Agreement can be found above under “— Employment and severance agreements.”

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2019 Option exercises and stock vested

The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options and the vesting of stock awards of the NEOs during the fiscal year ended December 31, 2019.

NEO	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael Johnson	—	—	2,390	124,878
Dr. John Agwunobi	—	—	1,482	83,763
John G. DeSimone	—	—	1,482	83,763
David Pezzullo	—	—	1,390	78,563
Shin-Shing Bosco Chiu	—	—	752	42,503
Richard Goudis	—	—	—	—

2019 Non-qualified deferred compensation table

The following table sets forth all non-qualified deferred compensation of the NEOs for the fiscal year ended December 31, 2019 pursuant to the Herbalife International of America, Inc. Senior Executive Deferred Compensation Plan, effective January 1, 1996, as amended and restated, or the Senior Executive Plan.

NEO	Executive contributions in last FY ($)	Company contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distribution ($)	Aggregate balance at last FYE ($)(2)
Michael Johnson	34,948	20,779	52,840	—	1,842,337
Dr. John Agwunobi	233,144	11,232	47,616	—	334,203
John G. DeSimone	30,950	11,865	95,723	—	501,037
David Pezzullo	99,169	9,975	126,864	80,057	1,195,275
Shin Shing Bosco Chiu	17,846	5,815	16,708	—	586,872
Richard Goudis	2,308	—	138,806	—	982,667

(1)	Amounts reported as compensation in “All Other Compensation” in the “2019 Summary Compensation Table”. Each amount represents contributions earned in 2019 but credited to the NEO’s account in 2020 and thus not part of the “Aggregate balance at last FYE”.

(2)	Amounts include the following, which have been included in the Summary Compensation Table of the Company’s previously filed proxy statements: $1,253,514 for Mr. Johnson for the reported years 2003 to 2017; $58,634 for Dr. Agwunobi for the reported year 2018; $305,498 for Mr. DeSimone for the reported years 2010 to 2018; $0 for Mr. Pezzullo for the reported year 2017 to 2018; $20,982 for Mr. Chiu for the reported year 2018; and $635,211 for Mr. Goudis for the reported years 2006 to 2018.

Non-qualified deferred compensation plans.    We maintain the Senior Executive Plan, which covers all eligible employees at the rank of Senior Vice President and higher.

The Senior Executive Plan is unfunded and benefits are paid from the Company’s general assets, except that the Company has contributed amounts to a “rabbi trust” which assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Senior Executive Plan allows eligible employees, who are selected by the administrative committee that manages and administers the plan, or the Deferred Compensation Committee, to elect annually to defer up to 75% of their annual base salary and up to 100% of their annual bonus for each calendar year, or the Annual Deferral Amount. We make matching contributions on behalf of each participant in the Senior Executive Plan, which matching contributions are 100% vested at all times.

52	Executive compensation

Effective January 1, 2013, the matching contribution under the Senior Executive Plan was changed to 3.5% of a participant’s annual base salary in excess of the qualified plan annual compensation limit and the amount by which deferrals reduce 401(k) eligible pay below the IRS limit.

Each participant in the Senior Executive Plan may determine how his or her Annual Deferral Amount and matching contributions, if any, will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Senior Executive Plan, however, does not require us to actually acquire or hold any investment fund or other assets to fund the Senior Executive Plan. The entire interest of each participant in the Senior Executive Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a “Scheduled In-Service Withdrawal” equal to the Annual Deferral Amount and the matching contributions, if any, attributable thereto plus earnings, and shall be payable two or more years after the end of the plan year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Senior Executive Plan was amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Senior Executive Plan prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

Potential payments upon termination or change in control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2019 based upon the closing price of a Common Share on the NYSE on December 31, 2019 of $47.67, given the NEOs’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the column labeled “Aggregate Balance at Last FYE” in the “2019 Non-Qualified Deferred Compensation” table.

As of December 31, 2019, the Company had a severance agreement that was effective for fiscal year 2019 with Mr. DeSimone. On October 31, 2016, the Committee approved the Severance Plan. Additionally, as of

December 31, 2019, Messrs. Pezzullo and Chiu and Dr. Agwunobi were participants in the Severance Plan, while Mr. Johnson was not a participant. Mr. Goudis was also a participant of the Severance Plan prior to his separation from the Company in January 2019. Our other executive officers are eligible to participate in the Severance Plan, subject to being designated to participate by the Committee. The employment agreement, severance agreement and participation in the Severance Plan are described in more detail below. In addition, the Company has also entered into award agreements governing the equity-based compensation awards (including RSUs and PSUs) granted to each of the NEOs.

Michael Johnson

Pursuant to the terms of his employment agreement, Mr. Johnson’s employment may be terminated at any time for any reason, with or without notice. In the event that Mr. Johnson’s employment is terminated, Mr. Johnson is not entitled to any payment of severance pay or any additional consideration upon such termination, except that, in the event Mr. Johnson is terminated prior to the Company paying out annual bonuses to executives generally under its 2019 Annual Incentive Plan (other than in the case of a termination for cause as provided for in the 2019 Annual Incentive Plan), Mr. Johnson would receive a pro-rata annual bonus for 2019 (to the extent earned under the terms of the 2019 Annual Incentive Plan) based upon the number of days he was employed during such year.

Mr. Johnson’s award agreements governing his SARs contain change in control and termination provisions. The Committee may accelerate the vesting of Mr. Johnson’s awards in the event of a Change of Control, as defined in the 2014 Plan. Except as set forth above, all unvested SARs shall be forfeited upon the termination of Mr. Johnson’s employment with the Company.

Richard Goudis

Pursuant to the terms of his employment agreement, Mr. Goudis’ employment could have been terminated at any time for any reason or for no reason without payment on termination.

Under the Severance Plan, in the event Mr. Goudis’ employment was terminated by Herbalife International of America, Inc. without “Cause” (as defined in the Severance Plan), other than in connection with his death or disability, or by Mr. Goudis for “Good Reason” (as defined in the Severance Plan), he would have been entitled to a lump sum severance payment equal to 2.0x his annualized base salary, reduced to 1.5x after five years of participation in the Severance Plan, and a payment of a pro-rata annual cash bonus payment for the fiscal year in which the date of termination occurred (based on the actual performance of Herbalife International of America, Inc. over the entire year and the number of days worked by Mr. Goudis in

Executive compensation	53

such year), payable at the same time as bonuses were paid to executives generally for such year. In the event Mr. Goudis’ employment was terminated for reason of death, disability, for Cause or resignation without Good Reason, Mr. Goudis would not have received any payments other than for accrued but unpaid obligations. Payment of the severance payment was subject to and conditioned upon the execution of a general release in favor of the Company and additional requirements set forth in the Severance Plan.

Mr. Goudis’ award agreements that governed his stock appreciation rights and RSUs contained change in control and termination provisions. The Committee could have accelerated the vesting of Mr. Goudis’ awards in the event of a Change in Control, as defined in the 2014 Plan. Except as set forth above, all unvested stock appreciation rights and RSUs would have been forfeited upon the termination of Mr. Goudis’ employment with the Company.

On January 8, 2019, Mr. Goudis separated from the Company. Pursuant to Mr. Goudis’ Separation Agreement, Mr. Goudis forfeited all of his unvested equity awards and non-equity incentive awards, and no Change in Control payments were made. Further, pursuant to the terms of Mr. Goudis’ Separation Agreement, Mr. Goudis received $3,500,000 paid in installments throughout 2019. Additional details of the Separation Agreement can be found above under “— Employment and Severance Agreements”.

John G. DeSimone

Pursuant to our severance agreement with John DeSimone, or the DeSimone Severance Agreement, if Mr. DeSimone is terminated by the Company without Cause or resigns for Good Reason, each as defined below, he is entitled to be paid a lump sum amount equal to two times his then current annual salary, which lump sum amount as of December 31, 2019 was equal to $1,238,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. DeSimone with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. DeSimone is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. DeSimone is reemployed, or for a period of two years, whichever occurs first. If Mr. DeSimone is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. Upon the occurrence of a Change of Control, as defined below, 100% of all unvested stock options, stock appreciation rights and stock unit awards granted to Mr. DeSimone prior to or after the date of the DeSimone Severance Agreement will immediately vest and, to the extent applicable, become exercisable as of immediately prior to such Change of Control. As a precondition to the Company’s obligation to pay the amounts described above, Mr. DeSimone must execute a general release of claims. In connection with his employment agreement entered into effective March 30, 2020, this severance agreement will have no further force or effect after such date, at which time he will participate in the Severance Plan in accordance with the terms and conditions thereof.

Mr. DeSimone’s award agreements governing his stock appreciation rights and RSUs contain change in control and termination provisions. The Committee may accelerate the vesting of Mr. DeSimone’s awards in the event of a Change in Control, as defined in the 2014 Plan. Except as set forth above, all unvested stock appreciation rights and RSUs shall be forfeited upon the termination of Mr. DeSimone’s employment with the Company.

Pursuant to Mr. DeSimone’s PSU award agreements, upon a Change in Control, as defined in the 2014 Plan, Mr. DeSimone will have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control, unless such performance cannot be determined, in which case Mr. DeSimone has the right to receive a payment equal to the target amount payable. If Mr. DeSimone’s employment is terminated prior to the vesting of his PSUs, such unvested PSUs will be forfeited.

Dr. John Agwunobi, David Pezzullo and Shin-Shing Bosco Chiu

Under the Severance Plan, in the event Messrs. Pezzullo, Chiu and Dr. Agwunobi’s respective employments are terminated by Herbalife International of America, Inc. without “Cause” (as defined in the Severance Plan), other than in connection with their death or disability, or by Messrs. Pezzullo, Chiu and Dr. Agwunobi for “Good Reason” (as defined in the Severance Plan), they will be entitled to a lump sum severance payment equal to 1.0x their annualized base salary, which lump sum amount as of December 31, 2019 was equal to $565,000, $450,000 and $619,000, respectively, reduced to 0.5x after five years of participation in the Severance Plan, and a payment of a pro-rata annual cash bonus payment for the fiscal year in which the date of termination occurs (based on the actual performance of Herbalife International of America, Inc. over the entire year and the number of days worked by each of Messrs. Pezzullo, Chiu and Dr. Agwunobi in such year), payable at the same time as bonuses are paid to executives generally for such year. Payment of the severance payment is subject to and conditioned upon the execution of a general release in favor of the Company and additional requirements set forth in the Severance Plan.

54	Executive compensation

Pursuant to each of Messrs. Pezzullo, Chiu and Dr. Agwunobi’s stock appreciation rights and RSU award agreements, the Committee has the discretion to accelerate the vesting of stock appreciation rights and RSUs upon a Change in Control, as such term is defined in the 2014 Plan. If Messrs. Pezzullo, Chiu and Dr. Agwunobi’s respective employments are terminated prior to the vesting of his stock appreciation rights and RSUs, such unvested stock appreciation rights and RSUs will be forfeited.

Pursuant to each of Messrs. Pezzullo, Chiu and Dr. Agwunobi’s PSU award agreements, upon a Change in Control, as defined in the 2014 Plan, Messrs. Pezzullo, Chiu and Dr. Agwunobi each will have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control, unless such performance cannot be determined, in which case Messrs. Pezzullo, Chiu and Dr. Agwunobi will each have the right to receive a payment equal to the target amount payable. If Messrs. Pezzullo, Chiu and Dr. Agwunobi’s respective employments are terminated prior to the vesting of his PSUs, such unvested PSUs will be forfeited.

Definitions

For the purposes of the DeSimone Severance Agreement, the following terms have the following definitions:

•	The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) the executive’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) the executive’s substantial and repeated failure to attempt to perform the executive’s lawful duties as contemplated in the agreement, except during periods of physical or mental incapacity; (iii) the executive’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which gross negligence or willful misconduct has a material and demonstrable adverse effect on the Company; (iv) the executive’s material violation of a Company policy resulting in a material and demonstrable adverse effect to the Company or an affiliate, including but not limited to a violation of the Company’s Code of Business Conduct and Ethics; or (v) any material breach of the executive’s agreement or any material breach of any other written agreement between the executive and the Company’s affiliates governing the executive’s equity compensation arrangements (i.e., any agreement with respect to the executive’s stock and/or stock options of any of the Company’s affiliates); provided, however, that the executive shall not be deemed to have been terminated for Cause in the case of clause (ii), (iii), (iv) or (v) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the executive of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•	The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material diminution of the executive’s duties, (ii) the failure by any successor of the Company to assume in writing the Company’s obligations under the agreement, (iii) the breach by the Company in any respect of any of its obligations under the agreement, and, in any such case (but only if correction or cure is possible), the failure by the Company to correct or cure the circumstance or breach on which such resignation is based within 30 days after receiving notice from the executive describing such circumstance or breach in reasonable detail, (iv) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from the executive’s residence than it was before, or (v) the imposition by the Company of a requirement that the executive report to a person other than the Chief Executive Officer of the Company or the Chairman of the Board. The executive shall not have a Good Reason to resign if the Company suspends the executive due to an indictment of the executive on felony charges, provided that the Company continues to pay the executive’s salary and benefits.

A “Change of Control” for the purposes of the summaries of the DeSimone Severance Agreement and a “Change in Control” for purposes of the summary of the 2014 Plan means the occurrence of any one of the following (i) an acquisition (other than directly from the Company after advance approval by a majority of the directors comprising the Board of Directors as of the effective date of the 2014 Plan, or the incumbent board) of Common Shares or other voting securities of the Company by any person (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act), other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person in connection with a transaction described in clause (iii) of this definition, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities; (ii) members of the incumbent board cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall, for purposes of the 2014 Plan, be considered as a member of the incumbent board; or

Executive compensation	55

(iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company).

For the purposes of the award agreements governing the NEOs’ PSUs and RSUs, a “Change in Control” shall have the same meaning as set forth in the paragraph immediately stated above.

For the purposes of the Severance Plan, the following terms have the following definitions:

•	The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) failure to perform substantially all of his or her duties, (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its affiliates; (iv) willful misconduct or negligence resulting in a material economic harm to the Company or any of its affiliates; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (viii) willful disloyalty to the Company or any of its affiliates; (ix) violation, as determined by the Board based on opinion of its counsel, by of any securities or employment laws or regulations; (x) use of a controlled substance without a prescription or the use of alcohol which impairs his or her ability to carry out his or her duties and responsibilities; or (xi) material violation of the Company’s policies and procedures or any breach of any agreement between the Company and him or her.

•	The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material reduction in the executive’s annual base salary unless such reduction is part of an across-the-board reduction in executive officer base salaries approved by the Company’s Chief Executive Officer; (ii) a material diminution in the executive’s authority, duties and responsibilities from those either previously in effect or, if applicable, as defined in an employment agreement between the executive and the Company (serving in a similar functional role (e.g., financial, legal) following a corporate transaction shall not in and of itself be deemed a material diminution); or (iii) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from executive’s residence than it was before; provided, however, that Good Reason shall not exist unless the executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

56	Executive compensation

The table below sets forth the estimated value of the potential payments to each of our NEOs, assuming the executive’s employment had terminated on December 31, 2019 and/or that a change in control of the Company had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

NEO	Termination without cause or with good reason not in connection with a change in control ($)	Termination without cause or with good reason in connection with a change in control ($)	Change in control (without termination)(1) ($)	Death or Disability ($)

Michael Johnson
Severance(2)	—	—	—	—
Bonus(3)	844,795	844,795	—	844,795
Equity acceleration(4)	—	2,020,653	2,020,653	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	1,000,000

Dr. John Agwunobi
Severance(2)	619,000	619,000	—	—
Bonus(3)	322,246	322,246	—	322,246
Equity acceleration(4)	—	2,672,793	2,672,793	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	1,000,000

John G. DeSimone
Severance(2)	1,238,000	1,238,000	—	—
Bonus(3)	330,778	330,778	—	330,778
Equity acceleration(4)	—	3,832,629	3,832,629	—
Outplacement service	20,000	20,000	—	—
Medical coverage	41,901	41,901	—	—
Life insurance	—	—	—	1,000,000

David Pezzullo
Severance(2)	565,000	565,000	—	—
Bonus(3)	301,922	301,922	—	301,922
Equity acceleration(4)	—	2,803,799	2,803,799	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	1,000,000

Shin Shing Bosco Chiu
Severance(2)	450,000	450,000	—	—
Bonus(3)	190,923	190,923	—	190,923
Equity acceleration(4)	—	1,419,986	1,419,986	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	1,000,000

(1)	With respect to PSUs held by Dr. Agwunobi and Messrs. Pezzullo and Chiu, the reported amounts assume the Committee exercised its discretion to accelerate the awards.

(2)	Based on salary as of December 31, 2019.

(3)	Represents bonus amounts earned in 2019, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the “2019 Summary Compensation Table.” Per the terms of the Severance Plan, as described in this section, upon a termination of his employment by the Company without Cause (other than due to death or disability) or by him for Good Reason each of Messrs. Chiu and Pezzullo and Dr. Agwunobi are entitled to a pro rata bonus for the year in which the termination occurs based on the Company’s actual results for the entire year. Per the terms of the DeSimone Severance Agreement, as described above, upon a termination of his employment by the Company without Cause or by him for Good Reason, or due to death or disability, Mr. DeSimone is entitled to a pro rata bonus for the year in which termination occurs based on the Company’s actual results for the entire year.

(4)	Amounts with respect to accelerated vesting of stock awards were based on the closing price of a Common Share on the NYSE on December 31, 2019 of $47.67.

Executive compensation	57

Pay ratio disclosure

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer.

For purposes of determining the required ratio, in order to better reflect our employee compensation practices, annual total compensation for our median employee and for our CEO includes the dollar value of non-discriminatory medical, dental and vision benefits and employer contributions for disability insurance coverage and our employee assistance program, which are not required to be reported as compensation for our CEO in the 2019 Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2019 was $36,137.

Following Richard Goudis’ resignation as of January 8, 2019, Mr. Johnson, the Company’s Executive Chairman at the time, assumed the Company’s Chief Executive Officer position for the remainder of 2019. Mr. Johnson had a total compensation in 2019 of $2,455,922, which includes an annualized base salary. As a result, we estimate that Mr. Johnson’s 2019 compensation is approximately 68 times that of our median employee.

As further described in the Compensation Discussion and Analysis, Mr. Johnson was not granted any equity awards for his services as chief executive officer in 2019. Given the unusual circumstances by which Mr. Johnson assumed the

CEO position, we believe using Mr. Goudis’ annualized total compensation for 2019 would provide a more meaningful comparison of ongoing CEO compensation to the median of the annual total compensation of all employees, particularly when viewed over time. Mr. Goudis’ annualized total compensation of $6,899,325 would result in an adjusted pay ratio of approximately 191 times that of our median employee.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The reported pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. For these purposes, we identified the median compensated employee using base salary and bonus paid from October 1, 2018 through September 30, 2019, which we annualized for any employee who did not work for the entire year. We identified our employee population as of October 1, 2019 based on our Human Resources records.

58	Executive compensation

Part 5	Security ownership of certain beneficial owners and management

Beneficial ownership

The following table sets forth the beneficial ownership of Common Shares as of March 2, 2020, the Record Date, of (1) each director, (2) each of the named executive officers, (3) all directors and executive officers as a group and (4) each person or entity known to the Company to beneficially own more than five percent (5%) of outstanding Common Shares. The Common Shares are the Company’s only class of voting securities that are issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to Common Shares. Except as otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law. Common Shares subject to stock options, warrants and other equity awards that are exercisable or have vested or will become exercisable or vest within 60 days of March 2, 2020 are considered outstanding and beneficially owned by the person holding the security for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of beneficial owner	Amount and nature of beneficial ownership	Percentage ownership(1)

Directors

Dr. Richard Carmona(2)	21,267	*

Jonathan Christodoro(2)	21,267	*

Hunter C. Gary(2)	21,267	*

Nicholas Graziano(2)	5,079	*

Alan LeFevre(2)	9,079	*

Jesse A. Lynn(2)	21,267	*

Juan Miguel Mendoza(2)	5,079	*

Michael Montelongo(2)	17,267	*

James L. Nelson(3)	21,922	*

Maria Otero(2)	18,067	*

Margarita Paláu-Hernández(2)	5,079	*

John Tartol(2)	382,479	*

Named executive officers

Michael O. Johnson(4)	2,379,294	1.73%

Dr. John Agwunobi(5)	17,302	*

John G. DeSimone(6)	408,613	*

David Pezzullo(7)	185,682	*

Shin-Shing Bosco Chiu(8)	37,069	*

Richard Goudis(9)	803,489	*

All directors and executive officers as a group (23 persons)(10)	4,280,902	3.10%

Greater than 5% beneficial owners

Capital Research Global Investors(11)	18,537,804	13.46%

Carl C. Icahn(12)	35,227,904	25.59%

Deccan Value Investors L.P.(13)	10,429,442	7.58%

The Vanguard Group(14)	9,663,675	7.02%

Renaissance Technologies LLC(15)	8,561,703	6.22%

HBL Swiss Services GmbH(16)	10,025,020	7.28%	(17)

Security ownership of certain beneficial owners and management	59

*	Less than 1% security ownership by certain beneficial owners and management.

(1)	Applicable percentage is based upon 137,676,193 Common Shares outstanding as of March 2, 2020, which pursuant to Instruction 1 to Item 403 of Regulation S-K, excludes 10,025,020 Common Shares held by HBL Swiss Services GmbH, an indirect wholly-owned subsidiary of the Company, which are considered to be outstanding under Cayman Islands law and carry voting and other share rights related to ownership of our Common Shares, which may be exercised.

(2)	Includes 2,689 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 2, 2020.

(3)	Includes 3,344 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 2, 2020.

(4)	Mr. Johnson is also a director. Includes 512,460 SARs equivalent to 59,317 Common Shares which have vested or will vest and become exercisable and 2,689 RSUs with restrictions that may lapse and be paid in Common Shares, in each case within 60 days of March 2, 2020.

(5)	Dr. Agwunobi is also a director nominee. Includes 76,510 SARs equivalent to 14,710 Common Shares which have vested or will vest and become exercisable within 60 days of March 2, 2020.

(6)	Includes 239,088 SARs equivalent to 30,787 Common Shares which have vested or will vest and become exercisable within 60 days of March 2, 2020.

(7)	Includes 117,150 SARs equivalent to 16,262 Common Shares which have vested or will vest and become exercisable within 60 days of March 2, 2020 and 84,132 vested but deferred RSUs that are convertible to Common Shares.

(8)	Includes 74,192 SARs equivalent to 16,794 Common Shares which have vested or will vest and become exercisable within 60 days of March 2, 2020.

(9)	Mr. Goudis resigned as the Company’s Chief Executive Officer as of January 8, 2019.

(10)	Includes 1,593,752 SARs equivalent to 296,913 Common Shares which have vested or will vest and become exercisable within 60 days of March 2, 2020, 35,612 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 2, 2020 and 235,632 vested but deferred RSUs that are convertible to Common Shares.

(11)	The information regarding the beneficial ownership of Capital Research Global Investors is based on the Schedule 13G/A filed with the SEC by Capital Research Global Investors on February 14, 2020. According to this Schedule 13G/A, Capital Research Global Investors has (i) sole power to vote 18,537,425 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 18,537,804 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(12)	The information regarding the beneficial ownership of Carl C. Icahn is based on the Schedule 13D/A filed jointly with the SEC by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn on October 30, 2019. According to this Schedule 13D/A, High River has (i) sole power to vote 7,045,949 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 7,045,949 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Hopper has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 7,045,949 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 7,045,949 Common Shares; Barberry has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 7,045,949 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 7,045,949 Common Shares; Icahn Partners Master Fund has (i) sole power to vote 11,469,454 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 11,469,454 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Icahn Offshore has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 11,469,454 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 11,469,454 Common Shares; Icahn Partners has (i) sole power to vote 16,712,501 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 16,712,501 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Icahn Onshore has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 16,712,501 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 16,712,501 Common Shares; Icahn Capital has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 28,181,955 Common Shares; (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 28,181,955 Common Shares; IPH has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 28,181,955 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 28,181,955 Common Shares; Icahn Enterprises Holdings has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 28,181,955 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 28,181,955 Common Shares; Icahn Enterprises GP has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 28,181,955 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 28,181,955 Common Shares; Beckton has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 28,181,955 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 28,181,955 Common Shares; and Carl C. Icahn has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 35,227,904 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 35,227,904 Common Shares. The address for (i) each of High River, Hopper, Barberry, Icahn Master, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

60	Security ownership of certain beneficial owners and management

(13)	The information regarding the beneficial ownership of Deccan Value Investors L.P. is based on the Schedule 13G filed jointly with the SEC by Deccan Value Investors L.P. and Vinit Bodas on February 14, 2020. According to this Schedule 13G, each reporting person has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 10,429,442 Common Shares, (iii) sole power to dispose of 0 Common Shares and (iv) shared power to dispose of 10,429,442 Common Shares. The address for each reporting person is One Fawcett Place, Greenwich CT 06830.

(14)	The information regarding the beneficial ownership of The Vanguard Group — 23-1945930 (the “Vanguard Group”) is based on the Schedule 13G/A filed with the SEC by the Vanguard Group on February 12, 2020. According to this Schedule 13G/A, the Vanguard Group has (i) sole power to vote 53,156 Common Shares, (ii) shared power to vote 17,738 Common Shares, (iii) sole power to dispose of 9,606,229 Common Shares, (iv) shared power to dispose of 57,446 Common Shares. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(15)	The information regarding the beneficial ownership of Renaissance Technologies LLC is based on the Schedule 13G/A filed jointly with the SEC by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation on February 13, 2020. According to this Schedule 13G/A, the reporting persons each have (i) sole power to vote 8,561,703 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 8,561,703 Common Shares and (iv) shared power to dispose of 0 Common Shares; Renaissance Technologies Holdings Corporation’s beneficial ownership results from its majority ownership of Renaissance Technologies LLC. The address for the reporting persons is 800 Third Avenue, New York, New York 10022.

(16)	HBL Swiss Services GmbH (formerly known as HBL Swiss Financing GmbH) has (i) sole power to vote 10,025,020 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 10,025,020 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for HBL Swiss Services GmbH is Hansmatt 32, CH-6370 Stans NW, Switzerland.

(17)	Number of outstanding Common Shares used to calculate percentage excludes Common Shares held by HBL Swiss Services GmbH, the Company’s indirect wholly-owned subsidiary, in accordance with Instruction 1 to Item 403 of Regulation S-K. If the Common Shares held by HBL Swiss Services GmbH are included in the total number of Common Shares outstanding as of March 2, 2020, or 147,701,213, its percentage ownership would be 6.79%.

Security ownership of certain beneficial owners and management	61

Part 6	Certain relationships and related transactions

Pursuant to the audit committee charter, any related party transaction in which a director has an interest must be reviewed and approved by the audit committee. The Company’s Conflicts of Interest Policy generally prohibits any Company employee from conducting any activity that is or could be construed as a conflict with the Company’s interests or as an interference with the employee’s duty to serve the Company at all times to the best of his or her ability. Pursuant to that policy, any related party transaction involving employees, including executive officers, must be reviewed and approved by both the Company’s legal and internal audit departments.

The Company also has a written Related Party Transaction Policy, which requires audit committee approval or ratification of transactions between the Company and any director, executive officer or holder of more than 5% of our voting securities and their affiliates (each, a related party) involving or expected to involve an amount of at least $120,000 in any fiscal year in which the related party has a direct or indirect interest. Transactions, along with all relevant facts and circumstances, are to be submitted to the audit committee for consideration. In between regularly scheduled meetings, the chair of the audit committee, after consulting with the Company’s General Counsel, may approve or not approve the transaction (provided the chair has no interest in such transaction), after which, if approved, such transaction would be submitted to the audit committee at its next regularly scheduled meeting for ratification. The Related Party Transaction Policy also outlines certain transactions that are deemed to be pre-approved by the audit committee. The Related Party Transaction Policy is in addition to the Company’s Conflicts of Interest Policy described above.

Mr. Tartol’s family’s earnings as distributors of Herbalife products, Mr. Mendoza’s family’s earnings as distributors of Herbalife products, the compensation of the spouse of one of our non-NEO executive officers and the compensation of the child of a former CEO summarized under the subsection “Other transactions” fall within the category of transactions that are deemed to be pre-approved pursuant to the Related Party Transaction Policy.

Ongoing related party transactions

Registration rights agreement

Michael O. Johnson, our Chairman and CEO, is a party to a registration rights agreement with the Company. If we at any time propose to register any Company securities under the Securities Act of 1933, as amended, or the Securities Act, for sale to the public, in certain circumstances, Mr. Johnson may require us to include his shares in the securities to be covered by the registration statement. Such registration rights are subject to customary limitations specified in the agreement.

Indemnification of directors and officers

The Articles provide that, to the fullest extent permitted by Cayman Islands Law, every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by Cayman Islands Law, such director, agent or officer shall not be liable to the Company for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.

The Company is a Cayman Islands exempted company incorporated with limited liability. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company or (c) any claims or rights of action to recover any gain, personal profit or other advantage to which the director or officer is not legally entitled.

62	Certain relationships and related transactions

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under the Articles. These indemnity agreements generally provide that the Company will indemnify the parties thereto to the fullest extent permitted by law.

In addition to the indemnification provisions set forth above, the Company maintains insurance policies that indemnify its directors and officers against various liabilities, including those arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other transactions

The sister of Mr. John Tartol, a director, earned approximately $1,501,000 in compensation in 2019 under the Company’s Marketing Plan resulting from her activities as an Herbalife Nutrition Member. Mr. Tartol’s brother and sister-in-law earned approximately $537,000 in compensation in 2019 under Herbalife Nutrition’s Marketing Plan resulting from their activities as an Herbalife Nutrition Member.

The sister and brother-in-law of Mr. Juan Miguel Mendoza, a director, earned approximately $1,618,000 in 2019 under Herbalife Nutrition’s Marketing Plan resulting from their activities as Herbalife Members, which included $20,000 of speaker fees.

In 2019, the Company entered into a contract for physical security services with Inter-Con Security Systems, Inc. (“Inter-Con”), a private security company wholly-owned by the husband, brother-in-law and sister-in-law of Ms. Paláu-Hernández, a director, and where Ms. Paláu-Hernández’s brother-in-law is the Chairman and Chief Executive Officer. Payments by the Company to Inter-Con for 2019 totaled approximately $1,067,000, which represents less than 1% of the revenues of Inter-Con. Although the Company believes the agreement with Inter-Con was made on terms at least as favorable as would have been available from other parties, the agreement was terminated in 2019.

A spouse of one of our executive officers, who is not an NEO, is an employee of the Company and was paid approximately $566,000 in fiscal year 2019. This amount is converted from GBP based on the average exchange rate of $1.2768 per GBP in 2019 as reported by the Federal Reserve Board. This amount is based on total base salary, bonus, payments for vested restricted cash unit awards and all other compensation. The spouse also received 6,056 RSUs in 2019, which have an aggregate grant date fair value of approximately $340,000.

Former Chief Executive Officer Richard Goudis’ child is an employee of the Company and was paid approximately $123,000 in 2019. This amount is based on total base salary, bonus and all other compensation. No equity award was granted in 2019 to such child.

The Company purchased services or products in 2019 from the following entities which may be deemed affiliated with Carl C. Icahn, who beneficially owns approximately 23.85% of the Company’s outstanding Common Shares as of the Record Date:

•	Mr. Icahn holds approximately 17.55% equity interest in Caesars Entertainment Corporation. The Company paid approximately $297,000 for the use of Caesars owned hotels on standard commercial terms.

•	Mr. Icahn holds approximately 9.89% equity interest in Newell Brands Inc. The Company paid approximately $1,055,000 for products on standard commercial terms.

•	Mr. Icahn holds approximately 10.60% equity interest in Xerox Holdings Corporation. The Company paid approximately $126,000 for printing services on standard commercial terms.

Certain relationships and related transactions	63

Part 7	Additional information

Information with respect to securities authorized for issuance under equity compensation plans

The following table sets forth as of December 31, 2019, information with respect to (a) the number of securities to be issued upon exercise of outstanding options, warrants, and rights, (b) the weighted-average exercise price of outstanding options, warrants, and rights and (c) the number of securities remaining available for future issuance under equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights[3]	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a))[2]
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	5,030,773	$27.85	8,898,862
Equity compensation plans not approved by security holders	—	—	—
Total	5,030,773	$27.85	8,898,862

(1)	Consists of the Amended and Restated Herbalife Ltd. 2005 Stock Incentive Plan and the Amended and Restated Herbalife Ltd. 2014 Stock Incentive Plan. In February 2008, a shareholder-approved Employee Stock Purchase Plan was implemented. See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 regarding share-based compensation.

(2)	Includes 3.2 million common shares available for future issuance under the shareholder approved Employee Stock Purchase Plan which was implemented in February 2008.

(3)	Number of securities to be issued upon exercise of SARs was calculated using the market price as of December 31, 2019.

“Householding” of proxy materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for certain proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of these proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your Common Shares are held in a brokerage account or the Company if you hold Common Shares directly. You can notify the Company by sending a written request to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015, or by calling the Corporate Secretary at (213) 745-0500. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials with respect to the Meeting, you should follow the instructions to request such materials included in the Notice of Internet Availability of Proxy Materials that was sent to you.

64	Additional information

Shareholder nominations

Your attention is drawn to Articles 77 to 80 of the Articles in relation to the requirements applicable to any shareholder who wishes to nominate a person for election as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Corporate Secretary must have been delivered to or mailed and received at the registered office of the Company or such other address as the Corporate Secretary may designate not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

The notice to the Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed, and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures.

Shareholder proposals for the 2021 annual general meeting

Pursuant to the Articles, for a shareholder to bring a matter before the 2021 annual general meeting, the business must be legally proper and written notice of the shareholder proposal must have been filed with the Corporate Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it.

If the Chairman of the meeting determines that any such proposed business has not been properly brought before the meeting, he shall declare such business out of order, and such business shall not be conducted at the meeting.

Shareholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2021 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than November 18, 2020. Proposals should be sent to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015.

Additional information	65

Codes of business conduct and ethics and principles of corporate governance

Our Board of Directors has adopted a Corporate Code of Business Conduct and Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Principles of Corporate Governance, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Business Conduct and Ethics and Principles of Corporate Governance are available on our website at www.herbalife.com by following the links through “Investor Relations” to

“Corporate Governance,” or in print to any shareholder who requests it, as set forth under the subsection “Annual report, financial and additional information.”

Any amendment or waiver of a provision of the Company’s Code of Business Conduct and Ethics requiring disclosure under applicable rules with respect to any of the Company’s executive officers or directors will be posted on the Company’s website within four business days of such amendment or waiver at www.herbalife.com.

Annual report, financial and additional information

The Annual Financial Statements and Review of Operations of the Company for fiscal year 2019 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 18, 2020. A copy of the Company’s Annual Report on Form 10-K will be furnished to each shareholder of record on the Record Date who requests such materials as set forth below.

The Company’s filings with the SEC are all accessible by following the links to “Financial Information” and “SEC Filings” on the Company’s investor relations website at www.ir.herbalife.com. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares. In addition, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, and the other documents referenced herein as available to shareholders upon request, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

Requests and inquiries should be addressed to:

Investor Relations

Herbalife Nutrition Ltd.

c/o Herbalife International of America, Inc.

800 W. Olympic Blvd.

Suite 406

Los Angeles, California 90015

Other matters

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

HENRY C. WANG

General Counsel and Corporate Secretary

Dated: March 16, 2020

66	Additional information

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Eastern Time on April 28, 2020. Online Go to www.envisionreports.com/HLF or scan the QR code — login details are located in the shaded bar below. PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HLF Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2020 Annual Meeting Proxy Card VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 through 5. 1. Election of Directors:For Against Abstain For Against Abstain For Against Abstain 01 - John Agwunobi 02 - James L. Nelson 03 - Richard H. Carmona
04 - Jonathan Christodoro 05 - Hunter C. Gary 06 - Nicholas Graziano
07 - Alan LeFevre 08 - Jesse A. Lynn 09 - Juan Miguel Mendoza
12 - Margarita Paláu-
10 - Michael Montelongo 11 - Maria Otero Hernández
13 - John Tartol For Against Abstain For Against Abstain 2. Approve, on an advisory basis, the compensation of the Company’s named 3. Approve, as a special resolution, an amendment to the executive officers. Company’s Amended and Restated Memorandum and Articles of Association to eliminate the casting vote. 4. Approve, as a special resolution, an amendment to the Company’s Amended 5. Ratify the appointment of the Company’s and Restated Memorandum and Articles of Association to require the independent registered public accounting firm for approval of two-thirds of the members of the Board of Directors then in office fiscal year 2020. to amend the Company’s Principles of Corporate Governance to make any changes to the responsibilities of the Chairman of the Board or the Lead Director as set forth therein.
B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
1UPX
037MAB

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The material is available at: www.envisionreports.com/HLF
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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy - Herbalife Nutrition Ltd.
Notice of 2020 Annual General Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual General Meeting of Shareholders — April 29, 2020
John Agwunobi and Henry Wang, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Herbalife Nutrition Ltd. to be held on April 29, 2020 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 through 5.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side)
C Non-Voting Items
Change of Address – Please print new address below. Comments — Please print your comments below.